   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               MLC HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            11150 SUNSET HILLS ROAD
                                   SUITE 110
                          RESTON, VIRGINIA 20190-5321
                                 (703) 834-5710
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

           DELAWARE                            6172                                54-1817218
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)

                               PHILLIP G. NORTON
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                               MLC HOLDINGS, INC.
                            11150 SUNSET HILLS ROAD
                                   SUITE 110
                          RESTON, VIRGINIA 20190-5321
                                 (703) 834-5710
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

BENTON BURROUGHS, JR., ESQ.                       FRANK M. CONNER, III, ESQ.
 ROBERT B. WEBB, III, ESQ.                        JONATHAN H. TALCOTT, ESQ.
    HAZEL & THOMAS, P.C.                                ALSTON & BIRD
  3110 FAIRVIEW PARK DRIVE                       601 PENNSYLVANIA AVENUE, N.W.
         SUITE 1400                               SUITE 250, NORTH BUILDING
FALLS CHURCH, VIRGINIA 22042                        WASHINGTON, D.C. 20004
       (703) 641-4200                                   (202) 508-3300

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
======================================================================================================
                                            AMOUNT    PROPOSED MAXIMUM PROPOSED MAXIMUM   AMOUNT OF
         TITLE OF EACH CLASS OF              TO BE     OFFERING PRICE     AGGREGATE      REGISTRATION
      SECURITIES TO BE REGISTERED         REGISTERED(1)   PER SHARE(2)  OFFERING PRICE       FEE
- ------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value............   1,150,000       $ 9.00        $ 10,350,000       $3,569
======================================================================================================

(1) Includes 150,000 shares subject to the Underwriters' over-allotment option.
(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to rule 457(a).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER   , 1996

PROSPECTUS

                                1,000,000 SHARES

                               MLC HOLDINGS, INC.

                                  COMMON STOCK
                            ------------------------

     All of the shares of common stock, $0.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by MLC Holdings, Inc. (together with its subsidiaries, the "Company"). It is currently estimated that the price of the Common Stock to be sold in the Offering will be between $7.00 and $9.00 per share.

     Prior to the Offering, there has been no public market for the Common Stock. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MLCH."

     SEE "RISK FACTORS" ON PAGES 8 THROUGH 17 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================
                                                                 UNDERWRITING
                                                PRICE TO        DISCOUNTS AND       PROCEEDS TO
                                                 PUBLIC         COMMISSIONS(1)       COMPANY(2)
- --------------------------------------------------------------------------------------------------
Per Share................................          $                  $                  $
Total(3).................................          $                  $                  $
==================================================================================================


(1) See "Underwriting" for information regarding indemnification of the Underwriters.

(2)  Before deducting expenses payable by the Company estimated to be $     .

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase from the Company up to 150,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and
     Commissions and Proceeds to Company will be $          , $          and
     $          , respectively. See "Underwriting."

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor at the offices of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, the representative of the several Underwriters (the "Representative"), or in book entry form, through the book entry facilities of
the Depository Trust Company on or about              , 1996.
                            ------------------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
             The date of this Prospectus is                , 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company, and the address is http://www.sec.gov.

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and an opinion thereon expressed by the Company's independent auditors as well as quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited consolidated condensed financial statements. The Company also intends to provide annual financial statements to each person to whom a copy of this Prospectus has been delivered, upon the request of such person.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restriction as to the offering of the Common Stock and the distribution of this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective purchasers of the shares of Common Stock offered hereby should carefully consider the factors set forth under "Risk Factors." This Prospectus gives effect to the reorganization of the Company, pursuant to which MLC Group, Inc., a Virginia corporation ("MLC Group"), became, effective September 1, 1996, a wholly-owned subsidiary of MLC Holdings, Inc. ("MLC Holdings"), a newly formed Delaware corporation. All references to the "Company" shall be deemed to include and refer to MLC Holdings and its subsidiaries, including MLC Group.

     This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective purchasers of the shares of Common Stock offered hereby are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective purchasers of the shares of Common Stock should specifically consider the various factors identified in this Prospectus, including the matters set forth under "Risk Factors," which would cause actual results to differ materially from those indicated by such forward-looking statements.

                                  THE COMPANY

     The Company specializes in leasing and financing information technology assets and providing asset management services to middle market commercial customers, select Fortune 1000 firms, federal, state and local governments and vendors. The assets leased by the Company include personal computers, client server systems, networks, mid-range and mainframe computer equipment, telecommunications equipment and software.

     The ten largest commercial customers of the Company by purchase price of the equipment leased by the Company, for fiscal year 1996, are, in alphabetical order: America Online, Inc.; Bakery and Confectionary Union and Industry International Health Benefits and Pension Fund; Cable & Wireless, Inc.; Corning Incorporated; Long Island Lighting Company; Lutheran Brotherhood; MCI Telecommunications Corporation; Nationwide Mutual Insurance Company; Progressive Casualty Insurance Company; and Strawbridge & Clothier. The three largest government customers, based upon purchase price of the equipment leased by the Company for fiscal year 1996, are, in alphabetical order: the City of Raleigh, North Carolina; the State of Missouri; and the United States Department of Transportation. None of the above customers constituted more than 10% of the Company's revenues for fiscal year 1996.

     The Company also leases and finances equipment, software and services through relationships with vendors, equipment manufacturers and systems integrators. These vendor clients represent a variety of high technology industries and include, among others, in alphabetical order: Cisco Systems, Inc.; EMC Corporation; Systems & Computer Technology Corporation; and Sterling Software, Inc. The Company has also provided financing for other vendors' customers for transactions ranging in size from $50,000 to $21.0 million based upon the purchase price of the assets.

     The Company seeks to differentiate itself from its competitors by offering its customers asset management services and asset trading capabilities, which may be customized to meet the client's desires. The Company believes that its ability and willingness to personalize its relationships and customize its services to meet the specific financial and managerial needs of each customer enable it to compete effectively against larger equipment leasing and finance companies. The Company further believes that, by providing asset management services and asset trading capabilities as well as other services to its customers, it has a competitive advantage over smaller competitors which lack the resources and expertise to provide such services. The Company's asset trading activity involves the purchase and resale of previously owned information technology equipment. By offering asset trading capabilities, the Company is able to develop and maintain knowledge of current market trends and values which enables the Company to predict more accurately residual values when pricing leasing transactions, dispose efficiently of off-lease equipment and offer customers a way to dispose of or acquire previously owned information technology equipment.

     The Company's management team is led by Phillip G. Norton, Chairman, Chief Executive Officer and President, and Bruce M. Bowen, a director, the Chief Financial Officer and Executive Vice President, each of whom has extensive experience in the leasing and finance industries, and who have worked together for three different companies over the past 20 years. Mr. Norton began his business career in 1970 with Memorex Corporation, and started his leasing career in 1975 as National Sales Manager of Federal Leasing, Inc. Mr. Norton founded Systems Leasing Corporation in 1978, which grew to approximately $75 million in assets by the time it was sold to PacifiCorp Capital, Inc. in 1986. Mr. Norton served as President of PacifiCorp Capital, Inc. through 1990, ultimately managing approximately 225 employees and approximately $700 million in assets. Mr. Bowen began his leasing career in 1975 with Federal Leasing, Inc. where he worked until 1978. In 1982, Mr. Bowen joined Mr. Norton at Systems Leasing Corporation as Director of Finance and later became a Senior Vice President of PacifiCorp Capital, Inc., the successor to Systems Leasing Corporation. In 1990, Mr. Bowen left PacifiCorp Capital, Inc. and founded the Company.

     The extensive experience of the Company's management in leasing and financing information technology equipment has enabled the Company to manage its residual portfolio to achieve superior returns. Since the Company's organization in November, 1990 through March 31, 1996, on matured leases, the Company has realized a return of 139% of the amount originally recorded as residual values for its equipment. As part of its underwriting and risk management efforts, the Company's management seeks to structure lease transactions so that they can be financed or sold to third parties on a nonrecourse basis, even if the Company ultimately retains an equity interest in the lease. The Company's underwriting approach has resulted in no credit losses in its leasing operations since its organization. The Company believes that its historical approach to estimating residuals, pricing and underwriting leases and managing relationships among vendors, customers and financial partners provides a foundation for the Company to grow and profitably deploy new capital.

     Completion of the Offering will substantially increase the Company's equity base, enabling the Company to service a larger volume of business. The proceeds of the Offering will also enable the Company to: (i) reduce its borrowing costs by decreasing the amounts outstanding and negotiating for lower interest rates and fees on its line-of-credit borrowings; (ii) reduce its reliance on joint ventures for certain transactions; and (iii) implement a securitization program for its lease receivables.

     The Company was founded in November, 1990. The Company has 39 full-time employees and eight part-time employees and operates through ten offices. The Company's principal executive offices are located at 11150 Sunset Hills Road, Suite 110, Reston, Virginia 20190-5321, and its telephone number is (703) 834-5710.

                                    STRATEGY

     Based on industry trends and the Company's historical results, the Company will continue to implement and improve upon a three-pronged strategy designed to increase its customer base by: (i) providing continued superior customer service while marketing to middle market and select Fortune 1000 end-users of information technology equipment and assets; (ii) purchasing companies in key regional markets with pre-existing customer bases; and (iii) further developing vendor leasing programs. Through its marketing strategy, the Company emphasizes cross selling to the different groups of clients and attempts to reach the maximum number of potential end-users.

     End-User Marketing Focus. The Company's target customers include middle market and select Fortune 1000 firms which are significant users of information technology and telecommunications equipment and assets and which may need other services provided by the Company, such as asset management. By targeting a potential customer base that is broader than just the Fortune 1000 companies, the Company believes that there is less competition from the larger equipment finance companies, as their marketing forces are typically more focused on Fortune 1000 customers. The Company markets through its principal executive offices and nine regional offices.

     Acquisition of Related Companies. The Company believes that significant opportunities to expand its target customer base in key regional markets can be realized through the acquisition of strategically selected companies in related lines of business. The Company's acquisition strategy will focus on acquiring new customers in the top 50 regional markets in the country. The Company believes that it can successfully acquire companies and maintain and expand customer relationships by providing acquired companies with a lower cost of capital, additional cross-selling opportunities and financial structuring expertise. In addition, the Company can provide the owners of privately-held companies with an opportunity to realize their company's value. The Company believes that decentralized marketing and centralized operations, along with operating synergies, will make it successful in lowering the operational costs while expanding the customer base of each firm it acquires.

     Increasing Focus on Vendors. Over the last several years, major manufacturers of information technology and telecommunications equipment have moved away from providing financing to end-user customers through captive finance organizations and have increasingly outsourced this equipment financing function to independent leasing companies. From the perspective of the large end-user of information technology and telecommunications equipment, outsourcing equipment financing can simplify and centralize the financing of multiple products from different vendors, particularly as most captive finance organizations will service only their manufacturer's products. Through its participation in vendor marketing programs, the Company leverages its marketing efforts by utilizing the sales force of the vendor. The vendor's sales organization provides the Company access to an extensive and diversified end-user customer base while saving the Company the cost of establishing these independent customer relationships. The Company uses its relationships with these vendors and end-users to create new customer relationships to which other products and services of the Company can be marketed directly.

                                  THE OFFERING

Common Stock Offered by the
  Company..................  1,000,000 shares

Common Stock to be
  Outstanding After the
  Offering.................  5,000,000 shares

Use of Proceeds............  The Company intends to use the proceeds of the
                               Offering: (i) to repay approximately $275,000 of outstanding indebtedness currently owed to two stockholders of the Company; (ii) to reduce the then outstanding balance of the Company's $2,000,000 revolving loan facility, with NationsBank, N.A. (the "NationsBank Facility"), which had an outstanding balance of $1,350,000 as of June 30, 1996; (iii) to reduce the then outstanding balance of the Company's $5,000,000 revolving term loan facility, with First Union National Bank of Virginia (the "First Union Facility"), which had no outstanding balance as of June 30, 1996; and (iv) for general corporate purposes, including purchases of equipment for lease or re-sale, acquisitions of existing portfolio equipment and related leases and acquisitions of related businesses or new joint ventures. See "Use of Proceeds," "Business -- Strategy," "-- Financing" and "Certain Transactions."

Proposed Nasdaq National
  Market Symbol............  MLCH
                            ------------------------

     Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and excludes 400,000 shares of Common Stock reserved for issuance under various stock plans or employment agreements of the Company, of which options for 380,000 shares will have been granted upon closing of the Offering. See "Management -- Compensation Arrangements and Employment Arrangements," "Description of Capital Stock" and "Underwriting." In addition, unless otherwise indicated and except as set forth in the Consolidated Financial Statements, all information in this Prospectus has been adjusted to give effect to the reorganization of the Company, pursuant to which MLC Group became a wholly-owned subsidiary of MLC Holdings, effective September 1, 1996.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements of the Company, and related notes thereto, the information included under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition," included elsewhere herein. The consolidated financial data, as of and for, the quarters ended June 30, 1995 and June 30, 1996, have not been audited, but in the opinion of management of the Company all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The results of operations for the quarter ended June 30, 1996 are not necessarily indicative of the results of operations that may be expected for the entire year. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business."

                                                                                      QUARTER ENDED
                                                  YEAR ENDED MARCH 31,                   JUNE 30,
                                           -----------------------------------    ----------------------
                                             1994         1995         1996         1995         1996
                                           ---------    ---------    ---------    ---------    ---------
                                                                                       (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
     Total revenues.....................   $  27,613    $  40,819    $  42,800    $   3,775    $  12,896
     Total costs and expenses...........      27,233       40,207       40,309        3,134       12,097
                                           ---------    ---------    ---------    ---------    ---------
     Earnings before provision for
       income taxes.....................         380          612        2,491          641          799
     Provision for income taxes.........          59          198          881          227          284
                                           ---------    ---------    ---------    ---------    ---------
     Net earnings.......................   $     321    $     414    $   1,610    $     414    $     515
                                            ========     ========     ========     ========     ========
     Net earnings per common share......   $    0.08    $    0.10    $    0.40    $    0.10    $    0.13
                                            ========     ========     ========     ========     ========
     Shares used in computing per common
       share amounts....................   4,000,000    4,000,000    4,000,000    4,000,000    4,000,000

                                                     AS OF MARCH 31,                  AS OF JUNE 30,
                                           -----------------------------------    ----------------------
                                             1994         1995         1996         1995         1996
                                           ---------    ---------    ---------    ---------    ---------
                                                                                       (UNAUDITED)
BALANCE SHEET DATA:
     Investment in leases...............   $  10,310    $  13,998    $  26,493    $  14,728    $  22,611
     Total assets.......................      13,238       17,481       29,836       17,975       27,521
     Recourse notes payable.............       2,144        1,815        1,285        1,419        1,485
     Nonrecourse notes payable..........       8,116       10,162       18,351       11,255       16,564
     Retained earnings..................         801        1,214        2,825        1,628        3,340
     Stockholders' equity...............         851        1,264        2,875        1,678        3,390

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to other information in this Prospectus, the following risk factors should be considered carefully by potential purchasers in evaluating an investment in the Common Stock offered hereby. Except for historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

DEPENDENCE ON CREDITWORTHY CUSTOMERS

     The Company has focused its marketing and sales efforts on leasing and financing equipment with creditworthy customers generally limited to (i) middle market companies, (ii) select Fortune 1000 companies, (iii) customers established through vendors and (iv) federal, state and local government units. Historically, the credit quality of the Company's customers, and the Company's credit loss experience, have enabled the Company to raise sufficient amounts of debt and equity capital to fund its equipment purchases. In the event the actual or perceived credit quality of the Company's customer base materially decreases, or the Company has a material increase in its credit loss experience, the Company may find it difficult to continue to obtain the capital it requires, resulting in a material adverse effect on its business, financial condition and results of operations. See "Risk Factors -- Dependence on Availability of Financing." Furthermore, a material increase in the Company's delinquency and default experience would, alone, have a material adverse effect on its business, financial condition and results of operations.

DEPENDENCE ON MAJOR RELATIONSHIPS

     As of June 30, 1996, the Company's portfolio consisted of leases with 109 customers. During fiscal year 1996, the Company originated commercial leasing transactions with 66 customers, ten of which accounted for approximately 65% of the aggregate purchase price of equipment leased by the Company to those 66 customers. In the event any of the Company's major customers ceases to lease additional equipment or materially reduces the amount of equipment it leases from the Company, this cessation or reduction would have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Leasing and Sales Activities." For fiscal year 1996, the Company did not have any revenue sources which alone accounted for more than 10% of the Company's revenues except for the Company's relationship with GATX Capital Corporation ("GATX"), as discussed below.

     In addition to its dependence on a limited number of substantial customers, the Company also obtains a significant source of its equity financing for transactions and, for fiscal year 1996, its revenue, through two joint venture arrangements: (i) MLC/GATX Limited Partnership I, a Colorado limited partnership, which is used for financing mainframe and peripheral computer equipment; and (ii) MLC/CLC LLC, a Virginia limited liability company, which is used for financing personal computers and client server equipment.

     The partners in MLC/GATX Limited Partnership I are: the Company, with a 9.5% limited partnership interest; GATX, with an 89.5% limited partnership interest; and MLC/GATX Leasing Corporation, a Colorado corporation, which is equally owned by the Company and GATX and which is a general partner with a 1% general partnership interest. During fiscal year 1996, revenue recognized from sales to MLC/GATX Limited Partnership I was $13.1 million or 31% of the Company's total revenues. The Company's investment in MLC/GATX Limited Partnership I accounted for by the use of the cost method was $394,000, as of June 30, 1996.

     The members of MLC/CLC LLC are the Company, with a 5% membership interest, and Cargill Leasing Corporation, a Delaware corporation, with a 95% membership interest. MLC Group serves as the manager for MLC/CLC LLC. For fiscal year 1996, revenue recognized from the sales to MLC/CLC LLC was $1.3 million or 3% of the Company's total revenues. The Company's investment in MLC/CLC LLC accounted for by the use of the cost method was $52,149, as of June 30, 1996. The loss or dissolution of either of these joint venture arrangements, and in particular, the MLC/GATX Limited Partnership I, would have a material adverse effect upon the Company's ability to finance lease transactions and thus on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Availability of Financing."

ASSET OWNERSHIP RISK

     The Company has historically emphasized fair market value ("FMV") leases, i.e., operating and direct finance leases, where the Company will own the leased asset at the expiration of the lease term and will sell or re-lease the asset at that time at market rates either to the existing lessee or to another party. In general, under a FMV lease, which typically has a term of 24 to 36 months, the present value of the monthly lease payments will pay back approximately 80% to 95% of the purchase price of the equipment, whereas the present value of the monthly lease payments under a sales type agreement will pay back more than the Company's entire investment in the equipment. As a result, under a FMV lease, the Company assumes the risk of not recovering its entire investment in the equipment (residual risk) through the releasing and re-marketing process. Operating leases require the Company to re-lease or re-sell the equipment in its portfolio in a timely manner upon termination of the lease in order to minimize off-lease time and recover its original investment in the equipment.

     Numerous factors, many of which are beyond the control of the Company, may have an impact on the Company's ability to re-lease or re-sell equipment on a timely basis. Among the factors are general market conditions, regulatory changes, variations in the supply or cost of comparable equipment and technological improvements that lead to the risk of technological obsolescence. In particular, the computer and telecommunications industries have been characterized by significant and rapid technological advances. The equipment owned and leased by the Company is subject to rapid technological obsolescence, which is typical of information technology and telecommunications equipment. Furthermore, decreases in the manufacturer's pricing for equipment may adversely affect the market value of such equipment under lease. Changes in values or systems and components may require the Company to liquidate its inventory of certain products at significant markdowns and write down the residual value of its leased assets, which may result in substantial losses. Further, the value of a particular used piece of equipment may vary greatly depending upon its condition and the degree to which any custom configuration of the equipment must be altered before reuse.

     At the inception of each FMV lease, the Company has historically estimated a residual value for the leased equipment based on the terms of the related lease and which will permit the transaction to be financed or sold by means of external, generally nonrecourse, sources. This estimate is approved by the Company's investment committee, which acts by a signature process instead of conducting formal meetings. While the Company's experience generally has resulted in aggregate residual values for equipment being in excess of the initial estimated residual values for such equipment, a decrease in the market value of such equipment at a rate greater than the rate expected by the Company, whether due to rapid technological obsolescence or other factors, would adversely affect the residual values of such equipment. Consequently, there can be no assurance that the Company's estimated residual value for equipment will be realized.

     If the Company's estimated residual values are reduced or not achieved in the future, its business, financial condition and results of operation could be materially adversely affected. As of June 30, 1996, the total net unrealized residual value of the Company's leased equipment was approximately $2.8 million. Similarly, if the Company is unable to re-lease or re-sell equipment on favorable terms, its business, financial condition and results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Revenue Recognition and Lease Accounting."

     The Company also engages in the short-term trading of equipment in the aftermarket. To the extent the Company purchases equipment without having a firm commitment for its re-lease or re-sale or if a firm commitment for re-lease or re-sale were to exist but not be consummated for whatever reason, the Company would be subject to all the risks of ownership of the equipment as described above. See "Business -- Industry Overview."

DEPENDENCE ON AVAILABILITY OF FINANCING

     The business in which the Company is engaged is a capital intensive business. The Company's business involves both the leasing and the financing of assets. The leasing business is characterized by ownership of the assets residing with the Company or its assigns. The financing business is characterized by the beneficial ownership of assets residing with the asset user or customer. All of the below described types of financing are important to the conduct of the Company's leasing and financing business.

     The typical lease transaction requires both nonrecourse debt and an equity investment by the Company at the time the equipment is purchased. The typical financing transaction is dependent upon the nonrecourse financing described below. The Company's equity investment generally ranges between 5% and 20% of the equipment cost (but sometimes ranges as high as 35%). The balance of the equipment cost, or the nonrecourse debt portion, is typically financed with a lender on a nonrecourse basis to the Company. The Company's equity investment must come from: (i) equity investments from third parties (including MLC/GATX Limited Partnership I and MLC/CLC LLC); (ii) internally generated funds; (iii) the net proceeds of the sale of the Company's securities; or (iv) recourse borrowings. Accordingly, the Company's ability to successfully execute its business strategy and to sustain its growth is dependent largely on its ability to obtain financing.

     Information relating to the sources of such financing for equipment acquisitions is as follows:

     Nonrecourse Financing. The credit standing of the Company's customers allows the Company to finance most of its leasing or financing transactions on a nonrecourse basis. Under a nonrecourse loan, the Company borrows an amount equal to the committed lease payments under the financed lease, discounted at a fixed interest rate. The lender is entitled to receive the payments under the financed lease in repayment of the loan, and takes a security interest in the related equipment. The Company retains ownership of such equipment, subject to the lender's security interest. Interest rates under this type of financing are negotiated on a transaction-by-transaction basis and reflect the financial condition of the lessee, the term of the lease and the amount of the loan. As of June 30, 1996, the Company had aggregate outstanding nonrecourse borrowings of approximately $16.6 million.

     The Company's objective is to enter into leasing or financing transactions with creditworthy customers whose credit standing will permit the Company to finance such leases with banks or other financial institutions on a nonrecourse basis to the Company. The Company's customers which do not have a credit rating of Baa or better generally are creditworthy non-rated companies that may be publicly or privately owned. The Company has had success in meeting this objective in the past, but there is no assurance that banks or other financial institutions will be willing or able to continue to finance the Company's lease transactions on a nonrecourse basis, that the Company will continue to be able to attract customers that meet the credit standards for nonrecourse financing required by the Company's financing sources or that those standards will not change in the future.

     The Company also originates tax-exempt state and local lease transactions in which the interest income is exempted from federal income taxes, and to some degree, certain state income taxes. The Company assigns its tax-exempt leases to institutional investors, banks and investment banks which can utilize tax-free income, and has a number of such entities which regularly purchase the transactions. The Company also originates financings involving various agencies of the U.S. Government. In addition to the usual risks associated with commercial transactions, these financings may be subject to numerous termination provisions (see "Risk Factors -- Government Termination Risk") and may also contain risks associated with a vendor's inability to meet contractual obligations to provide specified goods or services as specified on an ongoing basis. Historically, there have been a limited number of financial institutions which have provided financing for these contracts, and although the Company maintains favorable relationships with a few, there can be no assurance that the Company will be able to replace these relationships or find other lenders in the event existing relationships are terminated.

     Access to nonrecourse financing is also important to the Company's lease sales revenue and fee income. The Company enters into many transactions involving government leases which it immediately assigns and sells, on a nonrecourse basis to third parties and records any gain or loss from the transaction as lease revenue. Unavailability of persons willing to acquire such government leases on such a nonrecourse basis could materially adversely affect the Company's ability to consummate such sales transactions and thus have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Financing."

     Equity Joint Ventures. Through MLC/GATX Limited Partnership I and MLC/CLC LLC, the Company has formal joint venture arrangements with two institutional investors which provide the equity investment financing for certain of the Company's transactions. These joint venture arrangements enable the Company to invest in a significantly greater portfolio of business than the Company's limited capital base would otherwise allow. See "Risk Factors -- Dependence on Major Relationships."

     For fiscal year 1996, approximately 31% of the Company's total revenue was attributable to sales of lease transactions to MLC/GATX Limited Partnership I. Transactions involving the use or placement of equity from these joint ventures require the consent of the relevant joint venture partner, and if financing from those sources were to be withheld or were to become unavailable, it would limit the amount of equity available to the Company and have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Financing."

     Equity Capital and Internal Financing. Occasionally the Company finances leases and related equipment internally, rather than with financing provided by lenders. These internal lease financings typically occur in cases where the financed amounts are not sufficiently large to be attractive to lenders or where the credit rating of the lessee is not acceptable to lenders. The Company also temporarily finances selected leases internally, generally for less than 90 days, until permanent outside nonrecourse financing is obtained. The Company believes that the net proceeds from the Offering will substantially increase the Company's ability to finance lease transactions, either internally or with recourse borrowings.

     If the Company significantly increases its leasing and financing volumes as a result of new vendor relationships or substantially increases the size of its leasing portfolio or if other unforeseen developments occur, the Company may require the proceeds of additional equity financings within the next 12 to 18 months. Additional equity may also be necessary in order for the Company to have a sufficient equity position to meet debt-to-equity ratios required by its recourse lenders in the future. There can be no assurances that the Company will be able to generate operating cash flow or raise additional equity at that time or at any time in the future or that the Company will be able to raise such equity on terms which do not cause significant dilution to its stockholders. See "Business -- Financing."

     Recourse Financing. The Company relies on recourse borrowing in the form of revolving lines of credit, under the NationsBank Facility and the First Union Facility, for working capital to acquire equipment to be resold in its trading operation and to acquire equipment for leases, and to a lesser extent, for long-term financing of leases. As of June 30, 1996, the Company had aggregate outstanding recourse borrowings of approximately $1.5 million of which approximately $1.4 million was borrowed under the NationsBank Facility and $135,165 was borrowed pursuant to long term recourse notes payable. In addition, the Company recently established a third line of credit for borrowings of $2 million with NationsBanc Leasing Corporation, an affiliate of NationsBank, N.A. (the "NationsBanc Leasing Facility"). Availability under the revolving lines of credit may be limited by the asset value of equipment purchased by the Company and may be further limited by certain covenants and terms and conditions of the facilities. In the event that Company is unable to sell the equipment or unable to finance the equipment on a permanent basis within a certain period of time, the availability of credit under the lines could be diminished or eliminated. Furthermore, in the event that receivables collateralizing the line are uncollectible, the Company would be responsible for repayment of the lines of credit. Accordingly, such a default could have a material adverse effect on the business, financial condition and results of operations of the Company, particularly if the then fair market value of the equipment is insufficient to satisfy the obligations due to the bank.

     The First Union Facility expires on October 31, 1996. Currently, the Company is in the process of negotiating a renewal of the facility. The NationsBank Facility expires on December 1, 1996 and the NationsBanc Leasing Facility expires January 31, 1997. There can be no assurance that the Company will be able to renew, extend or replace these credit facilities and a failure to renew, extend or replace any of these facilities would have a material adverse effect upon the Company's business, financial condition and results of operations.

     With respect to the long-term recourse notes to finance certain leases, the availability of such recourse borrowing is dependent on both the creditworthiness of the customer, as described above under "Risk
Factors -- Dependence on Availability of Financing -- Nonrecourse Financing," and the creditworthiness of the Company, including the Company's ability to meet certain debt-to-equity ratios often required by recourse lenders. The Company's ability to increase the amount of its recourse debt has been limited by its capital position and the personal guarantees and collateral provided by its stockholders. The Company has not experienced difficulty since its organization in obtaining additional recourse debt, when necessary, and it expects that the increase in its stockholders' equity resulting from the sale of the Common Stock in the Offering will make available to it, as necessary, substantial additional recourse borrowing. However, no assurances can be given that the Company will not experience such difficulty in obtaining recourse debt in the future, either because lenders change their credit standards for providing such financing or because the Company increases its recourse borrowing to a level where it cannot meet such debt-to-equity ratio requirements or other financial covenants. The unavailability of such recourse financing would have a material adverse effect on the ability of the Company to finance lease transactions and, thus, have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Financing."

COMPETITION

     The Company faces substantial competition in connection with the purchase, sale and lease of new and used computer systems, computer peripheral equipment, upgrades and parts. Among its competitors are numerous national and regional companies selling, leasing and financing the same or equivalent products. Many of these competitors are well established, have substantially greater financial, marketing, technical and sales support than the Company and have established reputations for success in the purchase, sale and lease of computer-related products. In addition, many computer manufacturers may sell or lease directly to the Company's customers, and the Company's continued ability to compete effectively may be affected by the policies of such manufacturers. The Company also faces competition from other financial service firms such as investment banking firms which underwrite municipal bonds to finance large municipal acquisitions, national finance companies which finance equipment in the governmental and commercial sectors, banks which finance local customers and also engage in lease transactions to obtain favorable tax benefits, as well as other financial intermediaries similar to the Company which may focus specifically on geography, asset-type or customer profiles. There can be no assurance that the Company will be able to compete successfully or that it will maintain profitability in the future. See "Business -- Competition."

POTENTIAL ACQUISITIONS

     As part of its long-term business strategy, the Company intends to pursue acquisitions of other companies. Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Future acquisitions would involve numerous additional risks, including: difficulties in the assimilation of the operations, services, products and personnel of the acquired company; the diversion of management's attention from other business concerns; entering markets in which the Company has little or no direct prior experience; and the potential loss of key employees of the acquired company. The Company currently has no agreements or understandings with regard to any acquisitions. See "Business -- Strategy."

DEPENDENCE ON CURRENT MANAGEMENT

     The operations and future success of the Company are dependent upon the efforts, abilities and relationships of the Company's Chairman, Chief Executive Officer and President, Phillip G. Norton, and its founder, Chief Financial Officer and Executive Vice President, Bruce M. Bowen, who also serves as a director of the Company, and its Secretary and Treasurer, Kleyton L. Parkhurst. The loss of any of these key management officers would materially adversely affect the business, financial condition and results of operations of the Company. Each of these officers has entered into an employment agreement with the Company. The Company maintains key-man life insurance on Mr. Norton in the form of two separate policies, one with the Prudential Life Insurance Company and the second with TransAmerica Life Co., each in the amount of $5,000,000 and on Mr. Bowen with CNA Insurance Company in the amount of $1,000,000. See
"Management -- Compensation Arrangements and Employment Agreements."

CONTROL BY PRINCIPAL STOCKHOLDERS

     Upon completion of the Offering, one of the Company's current principal stockholders, Phillip G. Norton, Chairman, Chief Executive Officer and President of the Company, will directly and indirectly control approximately 56.2% of the Company's outstanding Common Stock as a result of the following transactions. Patrick J. Norton, Jr. and Kevin M. Norton, brothers of Phillip G. Norton, have entered into an irrevocable proxy and stock rights agreement (the "Irrevocable Proxy and Stock Rights Agreement") whereby they agree (i) to grant a perpetual irrevocable proxy granting Phillip G. Norton the right to vote their stock of the Company and (ii) to grant Phillip G. Norton (or his assigns) the first right to purchase their shares of Common Stock in the event such brother determines to sell or transfer such shares of Common Stock. J.A.P. Investment Group L.P., a Virginia limited partnership, which is a family limited partnership, 100% beneficially owned by the wife and children of Phillip G. Norton has also executed the Irrevocable Proxy and Stock Rights Agreement (i) to grant a perpetual irrevocable proxy granting Phillip G. Norton the right to vote its stock of the Company but (ii) not granting Phillip G. Norton the first right to purchase its shares of Common Stock in the event the partnership determines to sell or transfer such shares of Common Stock. Finally, Phillip G. Norton also has the option to acquire an additional 130,000 shares of Common Stock of which options to acquire 32,500 shares of Common Stock are immediately exercisable upon completion of the Offering. "Management -- Executive Compensation and Other Information" and "Principal Stockholders."

     Similarly, upon completion of the Offering, another of the Company's current principal stockholders, Bruce M. Bowen, a director, the Chief Financial Officer and Executive Vice President of the Company, will directly and indirectly control approximately 15.3% of the Company's outstanding Common Stock. Mr. Bowen's holdings include 160,000 shares held by Bowen Holdings, L.L.C., a Virginia limited liability company, whose members are Mr. Bowen and his three minor children, Daniel Bowen, Sarah Bowen and Margaret Bowen. Mr. Bowen has the option to acquire an additional 15,000 shares of Common Stock pursuant to options of which options to acquire 3,750 of Common Stock are immediately exercisable upon completion of the Offering. See
"Management -- Executive Compensation and Other Information" and "Principal Stockholders."

     Because of their ownership positions, Messrs. Norton and Bowen will have a substantial influence on the election of all of the Company's directors, and, therefore, substantial control of the direction of the affairs of the Company. Mr. Norton, acting alone, or in concert with Mr. Bowen, will effectively control the election of a majority of the members of the Company's Board of Directors and will effectively be able to determine all corporate actions, including amendments to the Company's charter documents, or take other actions which could adversely affect minority stockholders. In addition, the Company's stockholders do not have the right to cumulative voting in the election of directors, the absence of which has the effect of making it unlikely that the public stockholders will be able to cause any director to be elected to the Company's Board of Directors, other than those supported by Mr. Norton, individually, or, if Mr. Norton's ownership position should decrease, those supported by Messrs. Norton and Bowen. See "Description of Capital Stock."

GOVERNMENT TERMINATION RISK

     Virtually all of the Company's lease volume with government customers is pursuant to leases which are "subject to appropriation," or, with respect to federal government leases, "also subject to termination for convenience or the risk of non-renewal at the end of each fiscal year." A lease which is subject to termination for convenience may also be terminated by the government at any time prior to expiration of the fiscal year on various grounds in which event, while the Company or its assignee through the contractor may submit a claim for losses, if any, associated therewith, the timing and amount of a settlement upon such a claim can be uncertain. In addition, most federal government leases are written over several fiscal years and give the government the option not to renew at the end of each fiscal year for any reason, even if funds have been appropriated. In the case of a lease which is "subject to appropriation," the obligation of the lessor is subject to and contingent upon appropriation of funding for that lease in future fiscal years and if such funding is not appropriated, then the governmental lessee has no obligation to continue the lease. The Company has historically sought and been able to pass these appropriation, non-renewal and termination for convenience risks to financial institutions by financing such leases on a "nonrecourse" basis; however, there can be no assurance that the Company will be able to obtain such financing in the future. A material increase in either industry-wide termination experience or in the Company's termination due to non-appropriation, non-renewal or termination for convenience experience would make it more difficult for the Company to obtain nonrecourse financing for similar "subject to appropriation" governmental leases in the future and would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON AVAILABILITY OF EQUIPMENT

     A substantial portion of the Company's sales and lease revenues are derived from equipment which the Company obtains in the computer "aftermarket." As a supplier of used International Business Machines Corporation ("IBM") and IBM-compatible computer equipment and other equipment, the Company must constantly identify sources for products at costs which permit the Company to re-sell or re-lease such equipment on a competitive and profitable basis. The Company believes that it has developed a network of product suppliers which will assure availability of computer equipment desired by customers. Technological advances and shifts in customer preferences may, however, require the Company to offer additional or different products and could render a portion of the Company's inventory and lease portfolio unmarketable or marketable only at lower prices or rates. From time-to-time, the Company and its competitors have experienced shortages in the availability of certain products. The occurrence of these shortages in the future would have a material adverse effect on the Company's business, financial condition and results of operations. As of June 30, 1996, the Company's inventory of information technology equipment was $67,267, and the highest inventory level at the end of any quarter during fiscal year 1996 was $531,732 on June 30, 1995. See "Business -- Competition."

MANAGEMENT OF GROWTH

     In order to support the anticipated growth of its business, the Company has added new personnel in 1995 and 1996 and expects to add additional personnel in 1997. The Company is absorbing, and will continue to absorb in the future, the effects of additional personnel costs and the implementation of new systems necessary to manage such growth. The Company's future operating results will depend on its ability to attract, hire and retain skilled employees and on the ability of its officers and key employees to continue to implement and improve its operational and financial control systems and to train and manage its employees. If the Company is unable to manage growth effectively, or attract and retain the personnel it requires, the Company's business, financial condition and results of operations would be materially adversely affected.

RISK OF CHANGES IN TAX LAWS

     The Company's leasing activities generate significant depreciation allowances that provide the Company with substantial tax deductions on an ongoing basis. Many of the Company's lessees currently enjoy favorable tax treatment by entering into operating leases. In addition, parties financing certain leases to state and local governments enjoy favorable tax treatment based upon their interest income not being subject to certain income taxes. Any change to current tax laws that makes existing operating lease financing or municipal lease financing less attractive could materially adversely affect the Company's business, financial condition and results of operations.

RISK OF CHANGES IN ACCOUNTING PRACTICES

     Many of the Company's lessees currently enjoy favorable accounting treatment of operating leases. Any change to current accounting principles that make operating lease financing less attractive could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for a discussion of the impact of a recently promulgated financial accounting staff bulletin.

INTEREST RATE RISK

     During the marketing and bid process for new lease transactions, the Company typically provides a proposal to the customer based upon market conditions at the time of the proposal. While the proposal in many instances will provide the Company with the ability to reprice its bid under certain conditions, in general terms, between the time the proposal is issued by the Company and the time the lease transaction is ultimately financed by the Company, the Company is exposed to interest rate risk to the extent interest rates increase.

     In addition, prior to obtaining long-term financing for its leases and the related equipment, the Company sometimes finances the purchase of those assets through lines of credit which bear interest at variable rates. See "Risk Factors -- Dependence on Availability of Financing -- Recourse Financing" and "Business -- Financing." The Company is exposed to interest rate risk on leases financed through the NationsBank Facility, the First Union Facility and the NationsBanc Leasing Facility to the extent interest rates increase between the time the leases are initially financed and the time they are permanently financed.

ANTI-TAKEOVER CONSIDERATIONS

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of making it more difficult for a party to acquire, or of discouraging a party from attempting to acquire, control of the Company without approval of the Company's Board of Directors.

     Under the Company's Certificate of Incorporation, the Board of Directors has authority to issue up to 2,000,000 shares of $.01 par value preferred stock of the Company, in one or more series, having such rights and privileges, including, without limitation, voting rights, as the Board of Directors may determine in its sole discretion. No consent of the holders of shares of Common Stock is required to authorize the issuance of any class of preferred stock of the Company. The rights of the holders of shares of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. See "Description of Capital Stock."

     The Company's Certificate of Incorporation and Bylaws further provide for the Company's Board of Directors to be divided into three classes, with directors in each class elected for three-year staggered terms, except for the initial directors. This classification of the Board of Directors could make it more difficult for a third party to acquire control of the Company, because it would require more than one annual meeting of the stockholders to elect a majority of the Board of Directors.

     The Company is a Delaware corporation and is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that the person became an interested stockholder unless the business combination is approved in a prescribed manner. This statute could make it more difficult for a third party to acquire control of the Company. See "Description of Capital Stock -- Certain Provisions of Delaware Law."

ABSENCE OF PRIOR PUBLIC MARKET FOR STOCK

     The Common Stock has not been previously traded on an established market; thus, there exists a degree of uncertainty as to the volume and the price at which sustained market trading will occur.

     The initial public offering price of the Common Stock has been determined by negotiations among the Company and the Representative and may not reflect the market price of the Common Stock after the Offering. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. The assumed initial public offering price of $8.00 per share is substantially in excess of the pro forma net book value of $0.85 per share, derived from the Company's June 30, 1996 balance sheet. See "Dilution" and "Underwriting."

     The market price of the Common Stock, like that of the securities of other equipment leasing and financing companies, may be highly volatile. In the future, there may be significant volatility in the market price of the Common Stock due to factors that may or may not relate to the Company's performance. For example, the market price may be significantly affected by the following, and other factors: actual or anticipated financial results of the Company; the market price of stocks of other capital equipment leasing and financing companies; fluctuations and trends in prevailing money market interest rates; announcements from vendors of the Company's leased equipment regarding new products or technological innovations; equipment price changes; changes in government regulations; accounting principles or tax laws applicable to the Company; the operating results or financial condition of the company's vendors or principal customers; or acquisitions affecting the Company's vendors or principal customers.

ABSENCE OF DIVIDENDS

     The Company has never paid a cash dividend to stockholders and does not anticipate paying dividends on the Common Stock in the foreseeable future, as the Company's Board of Directors intends to retain the Company's earnings for use in the business. In addition, the First Union Facility includes a covenant which prohibits the Company from paying any dividends. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

     An investor in the Common Stock will experience immediate and substantial dilution. As of June 30, 1996, the Company had a net book value of approximately $3.4 million or $0.85 per share of Common Stock, based upon 4,000,000 shares of Common Stock outstanding. After giving effect to the sale of the Common Stock in the Offering at an assumed initial public offering price of $8.00 per share, and after deducting the underwriting discount and commissions and estimated expenses of the Offering, the Company's pro forma net book value would have been approximately $9.9 million or $1.98 per share of Common Stock, as of June 30, 1996, based on 5,000,000 shares of Common Stock outstanding. The result will be an immediate increase in net book value of $1.13 share of Common Stock to existing stockholders and an immediate dilution to new investors of $6.02 per share of Common Stock (representing a 75% dilution from the assumed initial public offering price per share). As a result, new investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing stockholders acquired their shares. See "Dilution."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's future quarterly operating results may fluctuate. In the event the Company's revenues or earnings for any quarter are less than the level expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of the Common Stock. Any such adverse impact could be greater if any such shortfall occurs near the time of any material decrease in any widely followed stock index or in the market price of the stock of one or more public equipment leasing and financing companies or major customers of the Company.

     The Company's quarterly results of operations are susceptible to fluctuations for a number of reasons, including, without limitation, any reduction of expected residual values related to the equipment the Company leases, timing of specific transactions and other factors. Quarterly operating results could also fluctuate as a result of the sale by the Company of equipment in its lease portfolio, at the expiration of a lease term or prior to such expiration, to the lessee or to a third party. Such sales of equipment may have the effect of increasing revenues and net income during the quarter in which the sale occurs, and reducing revenues and net income otherwise expected in subsequent quarters. See "Risk Factors -- Asset Ownership Risk" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     Given the possibility of such fluctuations, the Company believes that comparisons of the results of its operations for one quarter should not be relied upon as an indication of future performance.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF COMMON STOCK

     Upon the completion of the Offering, 5,000,000 shares of Common Stock (including the 1,000,000 shares sold in the Offering ) will be outstanding. Of this amount, 1,000,000 shares of Common Stock will be freely tradable without restriction. The remaining 4,000,000 shares of Common Stock will be subject to a lock-up agreement described below. Under the lock-up agreements, each of the Company's directors and officers, including Messrs. Norton and Bowen, has agreed not to sell, without the prior written consent of the Underwriters, any shares owned by such person, directly or indirectly, within the 360-day period after the date of this Prospectus. While at the end of such 360-day period, the 4,000,000 shares subject to such lock-up agreement will no longer be subject to such agreement, such shares will be required to be sold pursuant to provisions of Rule 144 under the Securities Act. Sales of any such shares after such periods could adversely affect the market price of the Common Stock. See "Description of Capital Stock -- Shares Eligible for Future Sale" and "Underwriting."

                                  THE COMPANY

     The Company is a recently formed Delaware corporation which, pursuant to a reorganization effected September 1, 1996, serves as the holding company for MLC Group and other subsidiaries. The Company holds no other assets and engages in no other business other than serving as the parent holding company for MLC Group and MLC Capital, Inc. MLC/GATX Leasing Corporation is a 50% owned subsidiary of MLC Group.

     MLC Group, a Virginia corporation, founded in 1990 and originally named Municipal Leasing Corporation, currently conducts all business activity of the Company. MLC Capital, Inc., is an NASD-registered broker-dealer and as of the date of this Prospectus has conducted no business transactions. MLC Group obtains a significant source of its equity financing for transactions through two joint venture arrangements: (i) MLC/GATX Limited Partnership I; and (ii) MLC/CLC LLC. The Company has a 9.5% limited partnership ownership interest in MLC/GATX Limited Partnership I and owns 50% of the stock of MLC/GATX Leasing Corporation, which serves as general partner of MLC/GATX Limited Partnership I with a 1% general partnership interest. The Company has a 5% membership interest in MLC/CLC LLC and serves as its manager. See "Risk Factors -- Dependence on Major Relationships" and "Business -- Financing."

     The Company's principal executive offices are located at 11150 Sunset Hills Road, Suite 110, Reston, Virginia 20190-5321 and its telephone number at such address is (703) 834-5710. The Company operates through 10 offices, including its principal executive offices and seven regional sales offices which are located in the following metropolitan areas: Philadelphia, Pennsylvania; Dallas, Texas; Stamford, Connecticut; Sacramento, California; Raleigh, North Carolina; Atlanta, Georgia; San Diego, California. In addition the Company also has arrangements with two independent contractors who work primarily for the Company in Columbus and Cincinnati, Ohio.

     The Company currently employs 39 full-time employees and eight part-time employees, of which 27 of such employees work at the Company's principal executive offices and the remaining 20 work at the various regional offices of the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered hereby are estimated to be approximately $6.5 million after deducting the Underwriter's discount and commissions and estimated expenses of the Offering payable by the Company ($7.6 million if the Underwriters' over-allotment option is exercised in full for an additional 150,000 shares).

     The net proceeds of the Offering will be used as follows: (i) approximately $275,000 will be used to repay outstanding indebtedness currently owed to two stockholders of the Company; (ii) approximately $1.4 million will be used to retire outstanding indebtedness on the NationsBank Facility and the First Union Facility; and (iii) the balance will be used for general corporate purposes. Such general corporate purposes include purchases of equipment for lease or re-sale, acquisitions of existing portfolio equipment and related leases and acquisitions of related businesses or new joint ventures. The Company does not have any agreements or understandings with respect to any acquisitions of existing portfolio equipment and related leases and acquisitions of related businesses or new joint ventures at the present time. Further, the Company cannot currently predict the amount of its short-term debt, if any, that it will repay with such proceeds, and in any event, expects that it may reborrow all or a portion of any such amount within 90 days after it has been repaid to repurchase equipment for lease or sale.

     The indebtedness to be retired with the proceeds of the Offering consists of: (i) approximately $275,000 outstanding pursuant to two separate demand notes, one of which is held by Bruce M. Bowen, in the amount of $175,000, and the other of which is held by William J. Slaton, in the amount of $100,000, each dated March 1, 1995, and each accruing interest at the rate of 10% per annum and due in full on March 3, 1998; (ii) approximately $1.4 million outstanding, as of June 30, 1996, under the NationsBank Facility, a $2 million revolving loan facility, bearing interest at prime plus 1% and expiring December 1, 1996; and
(iii) the amount
outstanding, if any, under the First Union Facility, a $5 million revolving term loan facility, with advances bearing interest at LIBOR plus 275 basis points and expiring October 31, 1996, which had no outstanding balance, as of June 30, 1996.

     Pending such uses, the Company expects to invest the net proceeds in United States government agency secured investments or other short-term investment grade securities.

                                DIVIDEND POLICY

     The Company has never paid a cash dividend to stockholders and the current policy of the Company's Board of Directors is to retain the earnings of the Company for use in the business. In addition, the First Union Facility prohibits the Company from paying any dividends. Therefore, the payment of cash dividends on the Common Stock is unlikely in the foreseeable future. Any future determination concerning the payment of dividends will depend upon the elimination of these restrictions and the absence of similar restrictions in other agreements to which the Company is a party, the Company's financial condition, the Company's results of operations and any other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996 on an actual basis and on an adjusted basis giving effect to (i) the sale of 1,000,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $8.00 per share of Common Stock (the mid-point of the price range set forth on the cover page of this Prospectus) after deducting underwriting discounts and commissions and estimated expenses of the Offering and (ii) the repayment by the Company of certain indebtedness. See "Use of Proceeds" and "Certain Transactions."

                                                                              AT JUNE 30, 1996
                                                                           ----------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                           -------    -----------
                                                                                (UNAUDITED)

                                                                           (DOLLARS IN THOUSANDS)
Nonrecourse notes payable...............................................   $16,564      $16,564
Recourse notes payable..................................................     1,485          135
Loans from stockholders.................................................       275           --
                                                                           -------      -------
          Total.........................................................    18,324       16,699
Stockholders' equity:
     Preferred stock, $0.01 par value -- 2,000,000 shares authorized;
      none issued or outstanding........................................        --           --
     Common stock, $0.01 par value -- 10,000,000 shares authorized;
      4,000,000 shares issued and outstanding (actual), 5,000,000
      shares; issued and outstanding (as adjusted)(1)...................        40           50
     Additional paid-in capital.........................................        10        6,500
     Retained earnings..................................................     3,340        3,340
                                                                           -------      -------
          Total stockholders' equity....................................     3,390        9,890
                                                                           -------      -------
          Total capitalization..........................................   $21,714      $26,589
                                                                           =======      =======

- ------------------
(1) Excludes a total of 400,000 shares of Common Stock reserved for issuance under various employment agreements and certain stock option plans of the Company as follows: (i) 30,000 shares of Common Stock reserved for issuance upon exercise of options granted to nonemployee directors under the 1996 Outside Director Stock Plan with an exercise price equal to the initial public offering price and 45,000 shares of Common Stock reserved for issuance under future options to be granted under the 1996 Outside Director Stock Plan at an exercise price equal to the market price at the time of grant; (ii) 100,000 shares of Common Stock reserved for issuance upon exercise of options granted Kleyton L. Parkhurst under an employment agreement with an exercise price equal to $6.40 per share of Common Stock;
    (iii) 15,000 shares of Common Stock issuable upon exercise of options granted Bruce M. Bowen under an employment agreement with an exercise price equal to the initial public offering price; (iv) 130,000 shares of Common Stock reserved for issuance upon exercise of options granted to Phillip Norton under an employment agreement with an exercise price equal to the initial public offering price; (v) 60,000 shares of Common Stock issuable upon exercise of options granted other employees under the 1996 Incentive Stock Option Plan with an exercise price equal to the initial public offering price; and (vi) 20,000 additional shares of Common Stock reserved for issuance under the 1996 Stock Incentive Plan. See
    "Management -- Compensation Arrangements and Employment Agreements" and
    "-- 1996 Stock Incentive Plan" and "Underwriting."

                                    DILUTION

     The net book value of the Company, as of June 30, 1996, was approximately $3.4 million or $0.85 per share of Common Stock. Net book value represents the amount of the Company's stockholder's equity.

     Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of the Common Stock at an estimated initial public offering price of $8.00 per share of Common Stock (the mid-point of the price range set forth on the cover page of this Prospectus) and after deduction of the underwriting discount and commissions and estimated expenses of the Offering, the adjusted pro forma net book value, as of June 30, 1996, would have been approximately $9.9 million or $1.98 per share of Common Stock. This represents an immediate increase in net book value of $1.13 per share to existing stockholders and an immediate dilution of $6.02 per share to new investors purchasing the Common Stock. The following table illustrates the pro forma per share dilution, as of June 30, 1996:

    Estimated initial public offering price per share(1)..................            $8.00
         Net book value per share at June 30, 1996........................   $0.85
         Increase per share in pro forma net book value attributable to
          new investors...................................................    1.13
                                                                             -----
    Pro forma net book value per share after the Offering(2)..............             1.98
                                                                                      -----
    Dilution per share to new investors...................................            $6.02
                                                                                      =====

- ---------------
(1) Before deducting estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.

(2) Excludes 400,000 shares of Common Stock reserved for issuance upon the exercise of options granted or to be granted or reserved for future grant pursuant to employment agreements and the 1996 Stock Incentive Plan. See "Management -- Executive Compensation and Other Information."

     The following table sets forth, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders for shares of Common Stock held prior to the Offering and paid by the new investors for shares of Common Stock purchases in the Offering, based upon the estimated initial public offering price of $8.00 per share of Common Stock (the mid-point of the price range set forth on the cover page of this Prospectus) before deduction of the underwriting discount and estimated expenses of the Offering:

                                            SHARES OWNED
                                         AFTER THE OFFERING       TOTAL CONSIDERATION
                                        --------------------     ---------------------    AVERAGE PRICE
                                         NUMBER      PERCENT       AMOUNT      PERCENT      PER SHARE
                                        ---------    -------     ----------    -------    -------------
    Existing stockholders............   4,000,000      80.00%    $   49,592       0.62%       $0.01
    New investors....................   1,000,000      20.00      8,000,000      99.38         8.00
                                        ---------    -------     ----------    -------
              Total..................   5,000,000     100.00%    $8,049,592     100.00%
                                         ========     ======      =========     ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," included elsewhere herein. The consolidated financial data as of and for the quarters ended June 30, 1995 and June 30, 1996, have not been audited, but in the opinion of management of the Company all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The results of operations for the quarter ended June 30, 1996 are not necessarily indicative of the results of operations that may be expected for the entire year. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business."

                                                                                                  QUARTER ENDED
                                                              YEAR ENDED MARCH 31,                   JUNE 30,
                                                   ------------------------------------------  --------------------
        STATEMENTS OF EARNINGS           1992(1)     1993       1994       1995       1996       1995       1996
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
    Sales.............................. $   6,183  $  24,357  $  24,677  $  36,898  $  34,842  $   2,091  $  10,412
    Lease revenues.....................       377      1,219      1,577      2,968      5,900        968      1,791
    Net margin on sales-type leases....        --        193        380        277         86         75         --
    Fee and other income...............        47        694        979        676      1,972        641        693
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total revenues................     6,607     26,463     27,613     40,819     42,800      3,775     12,896
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
COSTS AND EXPENSES:
    Cost of sales......................     5,635     22,750     23,155     34,353     31,202      1,454      9,894
    Direct lease costs.................        --        140        344        841      2,863        286        781
    Professional and other fees........       388        770        595        633        687         49        128
    Salaries and benefits..............       313      1,403      1,734      2,631      2,962        846        665
    General and administrative
      expenses.........................       185        526        994        759      1,018        191        259
    Interest and financing costs.......        43        251        411        990      1,577        308        370
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total costs and expenses......     6,564     25,840     27,233     40,207     40,309      3,134     12,097
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
EARNINGS BEFORE PROVISION FOR
  INCOME TAXES.........................        43        623        380        612      2,491        641        799
PROVISION FOR INCOME TAXES.............        --        185         59        198        881        227        284
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
NET EARNINGS........................... $      43  $     438  $     321  $     414  $   1,610  $     414  $     515
                                        =========  =========  =========  =========  =========  =========  =========
NET EARNINGS PER COMMON SHARE.......... $    0.02  $    0.11  $    0.08  $    0.10  $    0.40  $    0.10  $    0.13
                                        =========  =========  =========  =========  =========  =========  =========
SHARES USED IN COMPUTING PER COMMON
  SHARE AMOUNTS........................ 1,800,000  4,000,000  4,000,000  4,000,000  4,000,000  4,000,000  4,000,000

- ---------------
(1) Includes financial results for the period November 8, 1990 (organization) to March 31, 1992

                                                             AS OF MARCH 31,                   AS OF JUNE 30,
                                              ---------------------------------------------   -----------------
               BALANCE SHEETS                  1992     1993     1994      1995      1996      1995      1996
                                              ------   ------   -------   -------   -------   -------   -------
                                                                   (DOLLARS IN THOUSANDS)        (UNAUDITED)
ASSETS:
    Cash and cash equivalents...............  $  834   $  106   $   929   $   253   $   358   $   355   $   446
    Accounts receivable.....................     162      465       964     2,138     1,273     1,087     1,962
    Notes receivable........................      --       34        87        37        92         2     1,046
    Inventories.............................     138      456       231       138        86       532        67
    Net investment in direct financing and
      sales-type leases -- net..............   1,302    2,577    10,146    12,124    16,273    12,129    14,372
    Investment in operating lease
      equipment -- net......................      --    2,104       164     1,874    10,220     2,599     8,239
    Other assets............................      --       40       334       548     1,178       935     1,046
    All other assets........................      55       82       383       369       356       336       343
                                              ------   ------   -------   -------   -------   -------   -------
TOTAL ASSETS................................  $2,491   $5,864   $13,238   $17,481   $29,836   $17,975   $27,521
                                              ======   ======   =======   =======   =======   =======   =======
LIABILITIES:
    Accounts payable -- equipment...........  $  441   $2,107   $ 1,091   $ 3,014   $ 4,973   $ 1,425   $ 3,392
    Accounts payable -- trade...............     136      113       466       395       605       963       303
    Salaries and commissions payable........     125      122       131       118        62       200       131
    Recourse notes payable..................     828      634     2,144     1,815     1,285     1,419     1,485
    Nonrecourse notes payable...............     600    1,917     8,116    10,162    18,351    11,255    16,564
    All other liabilities...................     317      441       439       713     1,685     1,035     2,256
                                              ------   ------   -------   -------   -------   -------   -------
         Total liabilities..................   2,447    5,334    12,387    16,217    26,961    16,297    24,131
                                              ------   ------   -------   -------   -------   -------   -------
TOTAL STOCKHOLDERS' EQUITY..................      44      530       851     1,264     2,875     1,678     3,390
                                              ------   ------   -------   -------   -------   -------   -------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY....................................  $2,491   $5,864   $13,238   $17,481   $29,836   $17,975   $27,521
                                              ======   ======   =======   =======   =======   =======   =======

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion and analysis of results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

REVENUE RECOGNITION AND LEASE ACCOUNTING

     The Company's principal line of business is the leasing, financing and sale of equipment. The manner in which these lease finance transactions are characterized and reported for accounting purposes has a major impact upon the Company's reported revenue, net earnings and the resulting financial measures. Lease accounting methods significant to the Company's business are discussed below.

     The Company classifies its lease transactions, as required by the Statement of Financial Accounting Standards No. 13, Accounting for Leases ("FASB No. 13") as: (i) direct financing; (ii) sales-type; or (iii) operating leases. Revenues and expenses between accounting periods for each lease term will vary depending upon the lease classification.

     For financial statement purposes, the Company includes revenue from all three classifications in lease revenues, and costs related to these leases in direct lease costs.

     Direct Financing and Sales-Type Leases. Direct financing and sales-type leases transfer substantially all benefits and risks of equipment ownership to the customer. A lease is a direct financing or sales-type lease if the creditworthiness of the customer and the collectibility of lease payments are reasonably certain and it meets one of the following criteria: (i) the lease transfers ownership of the equipment to the customer by the end of the lease term; (ii) the lease contains a bargain purchase option; (iii) the lease term at inception is at least 75% of the estimated economic life of the leased equipment; or (iv) the present value of the minimum lease payments is at least 90% of the fair market value of the leased equipment at inception of the lease.

     Direct finance leases are recorded as investment in direct finance leases upon acceptance of the equipment by the customer. At the inception of the lease, unearned lease income is recorded which represents the amount by which the gross lease payments receivable plus the estimated residual value of the equipment exceeds the equipment cost. Unearned lease income is recognized, using the interest method, as lease revenue over the lease term.

     Sales-type leases include a dealer profit (or loss) which is recorded by the lessor at the inception of the lease. The dealer's profit (or loss) represents the difference, at the inception of the lease, between the fair value of the leased property and its cost or carrying amount. The equipment subject to such leases may be obtained in the secondary marketplace, but most frequently is the result of releasing the Company's own portfolio. This profit (or loss) which is recognized at lease inception, is included in net margin on sales-type leases. Interest earned on the present value of the lease payments and residual value is recognized over the lease term using the interest method and is included as part of the Company's lease revenue.

     Operating Leases. All leases that do not meet the criteria to be classified as direct financing or sales-type leases are accounted for as operating leases. Rental amounts are accrued evenly over the lease term and are recognized as lease revenue. The Company's cost of the leased equipment is recorded on the balance sheet as investment in operating lease equipment and is depreciated on a straight-line basis over the lease term to the Company's estimate of residual value. Revenue, depreciation expense and resultant profit for operating leases are recorded evenly over the life of the lease.

     As a result of these three classifications of lease for accounting purposes, the revenues resulting from the "mix" of lease classifications during an accounting period will affect the profit margin percentage for such period with such profit margin percentage generally increasing as revenues from direct financing and sales-type leases increase. Should a lease be financed, the interest expense declines over the term of the financing as the principal is reduced.

     Residual Values. Residual values represent the Company's estimated value of the equipment at the end of the initial lease term. The residual values for direct financing and sales-type leases are recorded in investment in direct financing and sales-type leases, on a net present value basis. The residual values for operating leases are included in the leased equipment's net book value and are recorded in investment in operating lease equipment. The estimated residual values will vary, both in amount and as a percentage of the original equipment cost, and are recorded in investment in operating lease equipment, depending upon several factors, including the equipment type, manufacturer's discount, market conditions and the term of the lease.

     The Company evaluates residual values on an ongoing basis and records any required changes in accordance with FASB No. 13. Residual values are affected by equipment supply and demand and by new product announcements and price changes by manufacturers. In accordance with generally accepted accounting principles, residual values can only be adjusted downward.

     The Company seeks to realize the estimated residual value at lease termination through: (i) renewal or extension of the original lease; (ii) sale of the equipment either to the lessee or the secondary market; or (iii) lease of the equipment to a new user. The difference between the proceeds of a sale and the remaining estimated residual value is recorded as a gain or loss in lease revenues when title is transferred to the lessee, or, if the equipment is sold on the secondary market, in sales revenues and cost of sales when title is transferred to the buyer. The proceeds from any subsequent lease are accounted for as lease revenues at the time such transaction is entered into.

     Initial Direct Costs. Initial direct costs related to the origination of sales-type, direct finance or operating leases, are capitalized and recorded as part of the investment in direct financing and sales-type leases, net or as operating lease equipment, net and are amortized over the lease term.

     Sales. Sales revenue is recognized by the Company at the time title to the equipment passes to the customer.

     Other Sources of Revenue. Fee and other income results from (i) income events that occur after the initial sale of a financial asset such as escrow/prepayment income, (ii) remarketing fees, (iii) brokerage fees earned for the placement of financing transactions and (iv) interest and other miscellaneous income. These revenues are included in fee and other income on the Company's statement of earnings.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED JUNE 30, 1996
COMPARED TO THE QUARTER ENDED JUNE 30, 1995

     Revenue. Total revenues increased 241.6% from $3.8 million in the fiscal year first quarter ended June 30, 1995 to $12.9 million in the fiscal year first quarter ended June 30, 1996 principally as a result of an increase in the leased equipment sales from $0 to $6.2 million. This increase was due to an increased volume in personal computer equipment leases and the establishment of one of the Company's joint ventures which purchased approximately $4.8 million of leased equipment during the quarter. Excluding leased equipment sales, other revenues increased by 76.5%, including equipment sale revenue which increased 99.8% from $2.1 million to $4.2 million. Lease revenue was up 85% for the quarter from $968,074 to $1.8 million. This increase was primarily attributable to the increase in the Company's leasing activity and lease portfolio. Other revenues increased 8.1% from $640,630 to $692,468 and in the first quarter of the fiscal year 1997 includes $75,000 from a gain related to the settlement of a note payable at less than its recorded value.

     Expenses. Total expenses increased from $3.1 million to $12.1 million as a result of increased costs related to the higher volumes of leased equipment sales and equipment sales. The cost of leased equipment sales increased from $0 to $6.2 million and the cost of equipment sales increased from $1.5 million to $3.6 million. Direct lease related expenses increased as a result of higher lease activity and the growth of the Company's lease assets which increased from $14.7 million to $22.6 million, or 53.5%. Depreciation related to the operating lease equipment portfolio increased from $217,854 to $491,394, or 125.6%.

     Non-transaction related expenses (general and administrative, salaries and benefits, business and travel, professional and other fees) decreased from $1.1 million to $1 million or 3.1%.

     Interest and financing costs increased from $308,118 to $370,238 or 20.2% due to higher levels of recourse and nonrecourse debt.

     Net Earnings. Net earnings increased from $413,376 to $515,199 for an increase of 24.6% for the period.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED MARCH 31, 1996

REVENUES

     Total revenues increased $13.2 million or 47.8%, from $27.6 million in fiscal year 1994 to $40.8 million in fiscal year 1995. In fiscal year 1996, total revenues increased $2 million, or 4.9% from fiscal year 1995, to $42.8 million. Lease revenue increased $1.4 million, or 88.2%, from $1.6 million in fiscal year 1994 to $3 million in fiscal year 1995, and $2.9 million, or 98.8%, to $5.9 million in fiscal year 1996, as a result of the increase of operating leases and direct financing leases originated or acquired by the Company during the periods. Sales revenue increased 49.5% from $24.7 million in fiscal year 1994 to $36.9 million in fiscal year 1995 as a result of a 43.1% increase in equipment sales from $18.8 million to $26.9 million and a 69.5% increase in leased equipment sales from $5.9 million to $10 million. Sales revenues declined 5.6% in fiscal year 1996 to $34.8 million as a result of a 31.2% decline in equipment sales to $18.5 million partially offset by a 63.9% increase in leased equipment sales to $16.3 million. The decline in sales revenues in fiscal year 1996 is attributable to the Company's focus on higher margin transactions rather than on volume.

     Net margin on sales-type leases revenue decreased $103,758, or 27.3%, from $380,446 in fiscal year 1994 to $276,688 in fiscal year 1995, and $191,098, or
69.1%, to $85,590 in fiscal year 1996 as a result of a decrease in the origination of leases qualifying as sales-type leases.

     Fee and Other Income. Fee and other income totaled $979,451 in fiscal year 1994 which consisted of several significant transactions including $298,500 from a fee relating to the brokerage of a municipal lease transaction and $155,000 from the settlement of a dispute. Fee and other income decreased $302,714, or 30.9%, from $979,451 in fiscal year 1994 to $676,737 in fiscal year 1995 and increased $1.3 million, or 191.7% to $2 million in fiscal year 1996. Fees earned in fiscal year 1996 included $440,570 from the financing of federal lease transactions and $327,627 from the brokerage of various municipal leases of lottery equipment. The Company expects that fee and other income will vary considerably due to the uncertainty of completion and the timing of specific transactions. See "-- Fluctuations in Quarterly Operating Results."

EXPENSES

     Cost of Sales. Cost of sales increased $11.2 million or 48.4% from $23.2 million in fiscal year 1994 to $34.4 million in fiscal year 1995, and decreased $3.2 million or 9.2% to $31.2 million in fiscal year 1996. The increase in fiscal year 1995 and the decrease in fiscal year 1996 relate directly to the volume of sales in each of those years.

     Depreciation and Operating Leases. Depreciation increased $398,576, or 295.4%, from $134,943 in fiscal year 1994 to $533,519 in fiscal year 1995, and $1.5 million, or 286%, to $2.1 million in fiscal year 1996. The increase in depreciation for both years is due to the increased level of operating leases originated and acquired by the Company and increases in the Company's operating lease assets over the three year period.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $698,764, or 21.1%, from $3.3 million in fiscal year 1994 to $4 million in fiscal year 1995, and increased $645,295, or 16%, to $4.7 million in fiscal year 1996. The increases during the three year period are due primarily to increased level of business and selling activity.

     Interest Expense. Interest and other financing expenses increased $578,921, or 140.7%, from $411,392 in fiscal year 1994 to $990,313 in fiscal year 1995, and increased $586,049 or 59.2%, to $1.6 million in fiscal year 1996. The increase in interest expense during the periods resulted from the Company's increased level of leasing and business activity, including an increase in recourse and nonrecourse debt from $10.3 million in fiscal year 1994 to $12 million in fiscal year 1995 to $19.6 million in fiscal year 1996. The weighted average interest rate for the Company's nonrecourse debt outstanding as of March 31, 1996 was 7.8%

     Income Taxes. The provision for taxes was 15.6%, 32.4% and 35.4% of earnings before income taxes for the fiscal years 1994, 1995 and 1996, respectively. The lower rate in fiscal year 1994 is attributable to a higher percentage of nontaxable items and lower percentage of nondeductible items in relation to earnings before taxes for that year.

     Net Earnings. On a consolidated basis, net earnings and net earnings per share increased in each of the fiscal years 1994, 1995 and 1996. Net earnings increased $93,022, or 29%, from $320,533 in fiscal year 1994 to $413,555 in fiscal year 1995. From fiscal year 1995 to fiscal year 1996, net earnings increased $1.2 million, or 288.9%, to $1.6 million. The increases result from the fluctuation in revenues and expenses discussed in the above paragraphs.

     Management of Interest Rate Expense. The Company manages interest rate expense by pricing its transactions based upon the market rates at the time of the transaction. Most transactions are funded with matching term debt thereby locking in the interest costs to match the cash flows from the lease over its term.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's quarterly results of operations are susceptible to fluctuations for a number of reasons, including, without limitation, differences between estimated residual values and actual amounts realized related to the equipment the Company leases. Quarterly operating results could also fluctuate as a result of the sale by the Company of equipment in its lease portfolio prior to the expiration of the lease term to the lessee or to a third party. Such sales of leased equipment prior to the expiration of the lease term may have the effect of increasing revenues and net earnings during the quarter in which the sale occurs, and reducing revenues and net earnings otherwise expected in subsequent quarters.

LIQUIDITY AND CAPITAL RESOURCES

     Cash Flow from Operations. The Company generated cash flow from operating activities of $6.4 million for fiscal year 1996. Cash flow from operations in fiscal year 1996 was higher than net earnings of $1.6 million, primarily as a result of non-cash expenses, such as depreciation and amortization of $2.1 million, increase in accounts payable of $2.2 million, increase in accrued expenses of $547,093 and was offset by gain on sale of operating lease equipment of $323,422, payments from leases directly to lenders of $884,389 and other sources and uses of cash from operations totaling $1.1 million. In addition, cash flow used for investing activities primarily related to leases was $30.2 million. Financing activities produced $24 million for fiscal year 1996. The net result of all of the above activities was an increase in cash of $104,606 for fiscal year 1996.

     Cash Flow from Borrowings. To date, the financing necessary to support the Company's leasing and financing activities has been provided principally from nonrecourse borrowings, and to a lesser extent, recourse borrowings. The Company anticipates that future leasing and financing activities will be financed in a similar manner, as well as from the net proceeds of the Offering and cash flow from operations.

     Historically, the Company has obtained recourse and nonrecourse borrowings from money center banks, regional banks, insurance companies, finance companies and financial intermediaries.

     In order to take advantage of the most favorable long-term financing arrangements available to it, the Company often finances equipment purchases and the related leases on an interim basis with short-term, recourse debt, and accumulates such leases until it has a portfolio large enough (generally at least $1.0 million, based on the aggregate balance of periodic lease payments under such leases) to warrant obtaining long-term financing for such leases either through nonrecourse borrowings or a sales transactions. Such interim financing is usually obtained through secured, "warehouse" lines of credit, which generally have a term of one year. The Company's maximum available credit under such lines of credit totaled $7.0 million as of June 30, 1996. A brief description of each line of credit presently in place as of June 30, 1996 follows: (i) the NationsBank Facility is a $2.0 million revolving facility with NationsBank, N.A. ($1.4 million was outstanding as of June 30, 1996), expiring December 1, 1996. Borrowings under the NationsBank Facility bear interest at the bank's prime rate plus 1%; and (ii) the First Union Facility is a $5,000,000 revolving facility provided by First Union National Bank of Virginia (no amounts were outstanding as of June 30, 1996), with borrowing available through October 31, 1996, and repayments due 90 days after borrowing. Borrowings under the First Union Facility bear interest at LIBOR plus 275 basis points.

     Borrowings under the above-described lines of credit are generally secured by lease receivables and the underlying equipment financed under the facility. At June 30, 1996, the aggregate outstanding balance under these lines of credit was $1.4 million. The agreements for the lines of credit contain covenants regarding leverage (a maximum debt to net worth ratio of 6.5 to 1.0 and a minimum consolidated tangible net worth of $1,500,000 as well as interest coverage, minimum net worth and profitability and a limitation on the payment of dividends). At June 30, 1996, the Company had a recourse liabilities to equity ratio of 2.2 to 1.0

     In July, 1996, the Company entered into the NationsBanc Leasing Facility, under which NationsBanc Leasing Corporation may lend up to $2.0 million in various notes of terms of up to 60 months. The facility, but not transactions financed thereunder, expires January 31, 1997. Borrowings under the facility bear interest at a fixed or floating basis, at the Company's option at the time of each borrowing, as follows: fixed, where the underlying lessee is investment grade, at U.S. Treasury Notes plus 250 basis points; fixed, where the underlying lessee is below investment grade, at U.S. Treasury Notes plus 295 basis points; floating, at the bank's prime rate plus 1%.

     The Company has borrowed $275,000 from two stockholders at a rate of 10% per annum. The loans are repayable at any time without premium or penalty and are due in full on or before March 1, 1998. It is anticipated that these borrowings will be paid off with a portion of the proceeds of the Offering.

     The Company obtains long-term, nonrecourse financing for individual significant lease transactions at the time it purchases the related equipment. The Company borrowed an aggregate of $5.1 million under such arrangements during the quarter ended June 30, 1996. An aggregate of $16.6 million remained outstanding under all such arrangements as of June 30, 1996.

     Payments under the Company's borrowings and the maturities of its long-term borrowings are typically structured to match the payments due under the leases securing the borrowings.

     The Company's nonrecourse debt financing activities typically provide a significant portion of the purchase price of the equipment purchased by the Company for lease to its customers. The balance of the purchase price (the Company's equity investment in equipment), is financed from a variety of sources. See "Business -- Financing." Although the Company believes that the credit quality of its lessees will continue to allow it to obtain such debt financing, no assurances can be given that such financing will be available at acceptable terms or at all.

ADEQUACY OF CAPITAL RESOURCES

     The Company's current lines of credit, if renewed or replaced, and its expected access to the public and private debt securities markets (including financings for its equity investment in leases) and its estimated cash flow from operations are anticipated to provide adequate capital to fund the Company's operations, including acquisitions and financings under its relationships with vendors, for at least the next 12 months. Although no assurances can be given, the Company expects to be able to renew or replace its existing short-term lines of credit and to continue to have access to the public and private securities markets, both for debt and for equity financings.

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," in March 1995, and SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. These standards will be effective for the Company beginning in fiscal year 1997 and are not expected to have a significant impact on the Company's financial statements.

                                    BUSINESS

GENERAL

     The Company specializes in leasing and financing information technology assets and providing asset management services to middle market commercial customers, select Fortune 1000 firms, federal, state and local governments and vendors. The assets leased by the Company include personal computers, client server systems, networks, mid-range and mainframe computer equipment, telecommunications equipment and software.

     The ten largest commercial customers of the Company by purchase price of the equipment leased by the Company, for fiscal year 1996, are, in alphabetical order: America Online, Inc.; Bakery and Confectionary Union and Industry International Health Benefits and Pension Fund; Cable & Wireless, Inc.; Corning Incorporated; Long Island Lighting Company; Lutheran Brotherhood; MCI Telecommunications Corporation; Nationwide Mutual Insurance Company; Progressive Casualty Insurance Company; and Strawbridge & Clothier. The three largest government customers, based upon purchase price of the equipment leased by the Company for fiscal year 1996, are, in alphabetical order: the City of Raleigh, North Carolina; the State of Missouri; and the United States Department of Transportation. None of the above customers constituted more than 10% of the Company's revenues for fiscal year 1996.

     The Company also leases and finances equipment, software and services through relationships with vendors, equipment manufacturers and systems integrators. These vendor clients represent a variety of high technology industries and include, among others, in alphabetical order: Cisco Systems, Inc.; EMC Corporation; Systems & Computer Technology Corporation; and Sterling Software, Inc. The Company has also provided financing for other vendors' customers for transactions ranging in size from $50,000 to $21.0 million based upon the purchase price of the assets.

     The Company seeks to differentiate itself from its competitors by offering its customers asset management services and asset trading capabilities, which may be customized to meet the client's desires. The Company believes that its ability and willingness to personalize its relationships and customize its services to meet the specific financial and managerial needs of each customer enable it to compete effectively against larger equipment leasing and finance companies. The Company further believes that, by providing asset management services and asset trading capabilities as well as other services to its customers, it has a competitive advantage over smaller competitors which lack the resources and expertise to provide such services. The Company's asset trading activity involves the purchase and resale of previously owned information technology equipment. By offering asset trading capabilities, the Company is able to develop and maintain knowledge of current market trends and values which enables the Company to predict more accurately residual values when pricing leasing transactions, dispose efficiently of off-lease equipment and offer customers a way to dispose of or acquire previously owned information technology equipment.

     The Company's management team is led by Phillip G. Norton, Chairman, Chief Executive Officer and President, and Bruce M. Bowen, a director, the Chief Financial Officer and Executive Vice President, each of whom has extensive experience in the leasing and finance industries, and who have worked together for three different companies over the past 20 years. Mr. Norton began his business career in 1970 with Memorex Corporation, and started his leasing career in 1975 as National Sales Manager of Federal Leasing, Inc. Mr. Norton founded Systems Leasing Corporation in 1978, which grew to approximately $75 million in assets by the time it was sold to PacifiCorp Capital, Inc. in 1986. Mr. Norton served as President of PacifiCorp Capital, Inc. through 1990, ultimately managing approximately 225 employees and approximately $700 million in assets. Mr. Bowen began his leasing career in 1975 with Federal Leasing, Inc. where he worked until 1978. In 1982, Mr. Bowen joined Mr. Norton at Systems Leasing Corporation as Director of Finance and later became a Senior Vice President of PacifiCorp Capital, Inc., the successor to Systems Leasing Corporation. In 1990, Mr. Bowen left PacifiCorp Capital, Inc. and founded the Company.

     The extensive experience of the Company's management in leasing and financing information technology and equipment has enabled the Company to manage its residual portfolio to achieve superior returns. Since the Company's organization in November, 1990 through March 31, 1996, on matured leases, the Company has realized a return of 139% of the amount originally recorded as residual values for its equipment. As part of its underwriting and risk management efforts, the Company's management seeks to structure lease transactions so that they can be financed or sold to third parties on a nonrecourse basis, even if the Company ultimately retains an equity interest in the lease. The Company's underwriting approach has resulted in no credit losses in its leasing operations since its organization. The Company believes that its historical approach to estimating residuals, pricing and underwriting leases and managing relationships among vendors, customers and financial partners provides a foundation for the Company to grow and profitably deploy new capital.

     Completion of the Offering will substantially increase the Company's equity base, enabling the Company to service a larger volume of business. The proceeds of the Offering will also enable the Company to: (i) reduce its borrowing costs by decreasing the amounts outstanding and negotiating for lower interest rates and fees on its line-of-credit borrowings; (ii) reduce its reliance on joint ventures for certain transactions; and (iii) implement a securitization program for its lease receivables.

     The Company was founded in November, 1990. The Company has 39 full-time employees and eight part-time employees and operates through ten offices. The Company's principal executive offices are located at 11150 Sunset Hills Road, Suite 110, Reston, Virginia 20190-5321, and its telephone number is (703) 834-5710.

INDUSTRY OVERVIEW

     The Company believes that its market is undergoing rapid changes and expansion which present significant opportunities for growth. The primary structural changes in the market are the result of customer end-user, technology and vendor marketing trends.

     Customer End-Users -- Commercial. The equipment leasing industry in the United States is a significant factor in financing capital expenditures of businesses. According to research by the Equipment Leasing Association of America ("ELA"), using United States Department of Commerce data, approximately $160.7 billion of the $571 billion spent on productive assets in 1995 was financed by means of leasing. The ELA estimates that 80% of all U.S. businesses use leasing or financing to acquire capital assets.

     Leasing enables a company to obtain the equipment it needs, while preserving cash flow and receiving favorable accounting and tax treatment. Leasing, particularly through operating leases, also provides a lessee with greater flexibility than ownership in the event it outgrows the equipment or requires upgrades of its equipment to higher performance levels. As more customers become aware of the economic benefits of leasing, they often turn to independent leasing companies. Independent lessors, such as the Company, offer tailored financing and can deliver financing for mixed systems from different vendors.

     Management believes the fastest growing market segment of the leasing industry is information technology leasing. These assets include computers, telecommunication equipment, software, integration services and client server equipment. According to the ELA, computers and telecommunications equipment accounted for 26% of the assets leased in 1995.

     Customer End-Users -- Government. According to G2 Research, Inc., in 1994, of $328.6 billion in total information technology spending, $27.3 billion was spent by the federal government and $34.5 billion was spent by state and local governments, with the remainder spent by commercial customers. G2 Research, Inc. further estimated that this market segment will maintain a 10% growth rate through the year 2000 as governments convert to client server systems.

     As reported by G2 Research, Inc., state and local governments spent over $34 billion on information services and systems in 1994. The Company believes that state and local governments have realized that information technology can provide tremendous gains in productivity and a decrease in overall costs. However, state and local governments are increasingly limited by budgetary constraints in their efforts to acquire goods and services; therefore, leasing is more favorable since it allows the immediate use of the asset while the cost is incurred over the asset's useful life. Moreover, leasing may facilitate the timely acquisition of equipment when compared to the lengthy process and many levels of approval necessary for bond referendums. An additional obstacle facing state and local governments in the upcoming years is the shift in program responsibility from the federal government to the state and local governments. The Company believes that this shift will require more information technology investment by state and local governments.

     Technology Trends. A major trend toward using client server networks in corporate applications began in the late 1980s. This trend was driven by the proliferation of personal computers as personal computers changed from stand-alone units which accommodated one or two specialized functions to a multi-application unit and the development of networking applications that distribute computer power to the desktop. Client server computing provides an alternative to the highly centralized, mainframe and mini-computer systems that connect multiple terminals to a central processor and which were the mainstay of the computing world until this decade. The transition from the mainframe to the personal computer has enabled smaller corporations to utilize more extensively information technology and telecommunications equipment in the operation of their businesses. In addition, as technology increasingly changes, companies are more frequently acquiring and upgrading information technology and telecommunications equipment.

     The transition from the mainframe to the more complicated client server applications has also placed a premium on the efficient planning, tracking, procurement and disposal of each unit. The Gartner Group estimates that the average cost of a corporate customer acquiring, maintaining, supporting and disposing of the desktop asset is approximately $41,000 over a five-year period as compared to the average capital cost of each unit of $2,500. The above changes have increased the need for the specialized asset management services such as those provided by the Company because the procurement and management functions of many end-users are oriented to the acquisition of a high-priced, centralized unit and not to the management of numerous small-ticket items in multiple locations.

     Vendor Distribution and Marketing. As hardware manufacturers face increasing competition, many manufacturers have outsourced their distribution channels to other companies rather than rely solely on their own sales force. This has led many vendors to develop re-seller relationship with financiers such as the Company, and the Company intends to enter into or acquire value added re-seller relationships with selected vendors.

     The opening up of the distribution channels has forced vendors to support used equipment and sell parts and refurbishment services to end-users and third party lessors such as the Company. This has created a more fluid and sustainable secondary market for certain equipment, which allows the Company to trade the equipment, make equity investments and compete more effectively with the vendor or vendor's captive financing companies.

STRATEGY

     Based on industry trends and the Company's historical results, the Company will continue to implement and improve upon a three-pronged strategy designed to increase its customer base by: (i) providing continued superior customer service while marketing to middle market and select Fortune 1000 end-users of information technology equipment and assets; (ii) purchasing companies in key regional markets with pre-existing customer bases; and (iii) further developing vendor leasing programs. Through its marketing strategy, the Company emphasizes cross selling to the different groups of clients and attempts to reach the maximum number of potential end-users.

     End-User Marketing Focus. The Company's target customers include middle market and select Fortune 1000 firms which are significant users of information technology and telecommunications equipment and assets and which may need other services provided by the Company, such as asset management. By targeting a potential customer base that is broader than just the Fortune 1000 companies, the Company believes that there is less competition from the larger equipment finance companies, as their marketing forces are typically more focused on Fortune 1000 customers. The Company markets through its principal executive offices and nine regional offices.

     Acquisition of Related Companies. The Company believes that significant opportunities to expand its target customer base in key regional markets can be realized through the acquisition of strategically selected companies in related lines of business. The Company's acquisition strategy will focus on acquiring new customers in the top 50 regional markets in the country. The Company believes that it can successfully acquire companies and maintain and expand customer relationships by providing acquired companies with a lower cost of capital, additional cross-selling opportunities and financial structuring expertise. In addition, the Company can provide the owners of privately-held companies with an opportunity to realize their company's value. The Company believes that decentralized marketing and centralized operations, along with other operating synergies, will make it successful in lowering the operational costs while expanding the customer base of each firm it acquires.

     Increasing Focus on Vendors. Over the last several years, major manufacturers of information technology and telecommunications equipment have moved away from providing financing to end-user customers through captive finance organizations and have increasingly outsourced this equipment financing function to independent leasing companies. From the perspective of the large end-user of information technology and telecommunications equipment, outsourcing equipment financing can simplify and centralize the financing of multiple products from different vendors, particularly as most captive finance organizations will service only their manufacturer's products. Through its participation in vendor marketing programs, the Company leverages its marketing efforts by utilizing the sales force of the vendor. The vendor's sales organization provides the Company access to an extensive and diversified end-user customer base while saving the Company the cost of establishing these independent customer relationships. The Company uses its relationships with these vendors and end-users to create new customer relationship to which other products and services of the Company can be marketed directly.

LEASING, FINANCING AND SALES ACTIVITIES

     The Company is in the business of leasing and financing equipment and assets. Although the majority of the transactions are leases, the use of the phrase "lease," "leases," "leasing" or "financing" may refer to transactions involving: equipment leases; conditional sales contracts; installments purchase contracts; software and services contracts; municipal and federal government contracts; notes; operating leases; customer agreements; direct financial leases; receivables; factoring; tax exempt leases; true leases; leases with option to purchase; leases to purchase; vendor agreements; sales-type leases; leveraged leases; computer leases; capital leases; private label agreements; financing agreements; or energy management contracts.

     Business Development. The Company conducts its business development efforts through its marketing staff of both employees and independent representatives which includes 25 individuals located in nine regional offices and the Company's principal executive offices. The Company believes that one of its major strengths is its professional and dedicated sales organization and back office organization which gives it the ability to customize its programs to meet its customers' specific objectives.

     Products and Services. The information technology and communications equipment that the Company presently purchases for lease or re-sale includes:
(i) personal computers; (ii) laser printers; (iii) telecommunication controllers; (iv) tape and disk products; (v) file servers; (vi) mainframe computers; and (vii) mid-range computers. The software and services financed by the Company include off-the-shelf products and applications, database products, utilities and specific application products.

     The manufacturers and vendors of the above assets include IBM, EMC Corporation, Hewlett-Packard Company, Toshiba, Cisco Systems, Inc., Digital Equipment Corporation, Gateway 2000, Inc., Compaq Computer Corporation, Microsoft Corporation, Amdahl Corporation, Dell Computer Corporation, Hitachi Data Systems Corporation, Sterling Software, Inc. and Systems & Computer Technology Corporation.

     The services and support provided by the Company include: (i) custom lease and financing payment streams and structures; (ii) asset sales and trade-ins;
(iii) upgrade and add-on leasing and financing; (iv) renewal and re-marketing;
(v) personalized invoicing; and (vi) asset management and reporting.

     Lease Terms and Conditions. Substantially all of the Company's lease transactions are net leases with a specified non-cancelable lease term. These noncancelable leases have a "hell-or-high-water" provision which requires the lessee to make all lease payments regardless of any lessee dissatisfaction with its equipment. A net lease requires the lessee to make the full lease payment and pay any other expenses associated with the use of equipment, such as maintenance, casualty and liability insurance, sales or use taxes and personal property taxes.

     Re-marketing. In anticipation of the expiration of the initial term of a lease, the Company initiates the re-marketing process for the related equipment. The Company's goal is to maximize revenues by: (i) re-marketing the equipment in place either by (a) re-leasing it to the initial lessee, (b) renting on a month-to-month basis or (c) selling it to the initial lessee; (ii) selling or leasing the equipment to a different customer; or (iii) selling the equipment to equipment brokers or dealers. The results of the re-marketing process significantly impact the degree of profitability of a lease transaction. Procedures and obligations of the Company and its vendors with respect to re-marketing are defined through the Company's equipment purchase and re-marketing agreements with vendors. To assist the Company in its re-marketing efforts, the Company sometimes provides incentives to vendors and their sales personnel through payment of a re-marketing fee and a sharing of residual profits where appropriate.

     The re-marketing process is intended to enable the Company to recover its equity investment in the re-marketed equipment (i.e., the purchase price of the equipment, less the debt obtained to finance the purchase of such equipment) and enables the Company to receive additional proceeds.

PROCESS CONTROL AND ADMINISTRATIVE SYSTEMS

     The Company has developed and maintains an administration system and controls, featuring a series of checks and balances. The Company's system helps protect against entering into lease transactions that may have undesirable economics or unacceptable levels of risk, without impeding the flow of business activity or preventing its sales organization from being creative and responsive to the needs of vendors and customers.

     Due in part to the Company's strategy of focusing on a few equipment categories, the Company generally has extensive product knowledge, historical re-marketing information and experience. This knowledge assists the Company in setting and adjusting, on a timely basis, the residual values it assumes on each lease financing. Prior to the Company entering into any lease agreement, each transaction is evaluated based on the Company's pre-determined standards in each of the following areas:

     Residual Value. Residual value guidelines for the equipment leased by the Company are established and reviewed by the Company's investment committee, which also approves the residual value recorded for specific transactions. The investment committee typically acts by a signature process instead of conducting formal meetings. The investment committee also must approve the pricing, including residual values, for all transactions involving $100,000 or more in product value. The investment committee is composed of the Chief Executive Officer, the Chief Financial Officer and the Treasurer of the Company.

     Structure Review. Every transaction is reviewed by the Director of Contracts and the Treasurer of the Company in an effort to ensure that the transaction meets the minimum profit expectations of the Company and that the risks associated with any unusual aspects of the lease have been determined and factored into the economic analysis.

     Documentation Review. Once the Company commits to a lease transaction, its contract administrators initiate a process of systematically preparing and gathering relevant lease information and lease documentation. The contract administrators are also responsible for monitoring the documentation through the Company's home office documentation and review process. Every transaction into which the Company enters is reviewed by the Director of Contracts of the Company and if necessary, the Company's outside attorneys to identify any proposed lease modifications or other contractual provisions that may introduce risks in a transaction which the Company has not anticipated.

     Credit Review. Every transaction into which the Company enters is reviewed by the Treasurer of the Company to determine whether the lease payment stream can be financed on a nonrecourse basis, or must be financed through partial or total recourse borrowing, and that the financial condition of the lessee meets the Company's credit standards.

FINANCING

     The business in which the Company is engaged is a capital intensive business. The Company's business involves both the leasing and the financing of assets. The leasing business is characterized by ownership of the assets residing with the Company or its assigns. The financing business is characterized by the beneficial ownership of assets residing with the asset user or customer. All of the below described types of financing are important to the conduct of the Company's leasing and financing business.

     The typical lease transaction requires both nonrecourse debt and an equity investment by the Company at the time the equipment is purchased. The typical financing transaction is dependent upon the nonrecourse financing described below. The Company's equity investment generally ranges between 5% and 20% of the equipment cost (but sometimes ranges as high as 35%). The balance of the equipment cost, or the nonrecourse debt portion, is typically financed with a lender on a nonrecourse basis to the Company. The Company's equity investment must come from: (i) equity investments from third parties (including MLC/GATX Limited Partnership I and MLC/CLC LLC); (ii) internally generated funds; (iii) the net proceeds of the sale of its securities; or (iv) recourse borrowings. Accordingly, the Company's ability to successfully execute its business strategy and to sustain its growth is dependent, in part, on its ability to obtain these sources of financing for both senior debt and equity investment.

     Information relating to the sources of such financing for equipment acquisitions are as follows:

     Nonrecourse Financing. The credit standing of the Company's customers allows the Company to finance most of its leasing or financing transactions on a nonrecourse basis. Under a nonrecourse loan, the Company borrows an amount equal to the committed lease payments under the financed lease, discounted at a fixed interest rate. The lender is entitled to receive the payments under the financed lease in repayment of the loan, and takes a security interest in the related equipment. The Company retains ownership of such equipment, subject to the lender's security interest. Interest rates under this type of financing are negotiated on a transaction-by-transaction basis and reflect the financial condition of the lessee, the term of the lease and the amount of the loan. As of June 30, 1996, the Company had aggregate outstanding nonrecourse borrowings of approximately $16.6 million.

     The Company's objective is to enter into leasing or financing transactions with creditworthy customers whose credit standing will permit the Company to finance such leases with banks or other financial institutions on a nonrecourse basis to the Company. The Company's customers which do not have a credit rating of Baa or better generally are creditworthy non-rated companies that may be publicly or privately owned. The Company has had success in meeting this objective in the past, but there is no assurance that banks or other financial institutions will be willing or able to continue to finance the Company's lease transactions on a nonrecourse basis, that the Company will continue to be able to attract customers that meet the credit standards for nonrecourse financing required by the Company's financing sources or that those standards will not change in the future.

     The Company is not liable for the repayment of nonrecourse loans unless the Company breaches certain limited representations and warranties in the loan agreements. The lender assumes the credit risk of each such lease, and its only recourse, upon a default under a lease, is against the lessee and the equipment which is being leased thereunder.

     The Company's personnel in charge of the financing function are responsible for maintaining a diversified list of qualified nonrecourse debt sources so that the financing of transactions is not impaired by a lack of competitively-priced nonrecourse debt. The Company receives nonrecourse financing from many different sources, offering various terms and conditions. These debt sources include regional commercial banks, money-center banks, finance companies, insurance companies and financial intermediaries.

     The Company also originates tax-exempt state and local lease transactions in which the interest income is exempted from federal income taxes, and to some degree, certain state income taxes. The Company assigns its tax-exempt leases to institutional investors, banks and investment banks which can utilize tax-free income, and has a number of such entities which regularly purchase the transactions.

     Access to nonrecourse financing is also important to the Company's lease sales revenue and fee income. The Company enters into many transactions involving government leases which it immediately assigns, syndicates or sells, on a nonrecourse basis to third parties and books any gain from the transaction as sales or fee income.

     The Company plans to utilize the public debt securities market in the future to provide a portion of the nonrecourse debt it requires. The Company believes that its utilization of the public debt securities markets is likely to reduce the Company's effective interest cost for its nonrecourse debt and to provide for a more efficient financing arrangement, than is presently provided by its existing financing arrangements, to fund its nonrecourse borrowing requirements. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

     Equity Joint Ventures. Through MLC/GATX Limited Partnership I and MLC/CLC LLC, the Company has formal joint venture arrangements with two institutional investors which provide the equity investment financing for certain of the Company's transaction. These joint venture arrangements enable the Company to invest in a significantly greater portfolio of business than the Company's limited capital base would otherwise allow. See "Risk Factors -- Dependence on Major Relationships."

     For fiscal year 1996, approximately 31% of the Company's total revenue was attributable to sales of lease transactions to MLC/GATX Limited Partnership I. Transactions involving the use or placement of equity from these joint ventures require the consent of the relevant joint venture partner, and if financing from those sources were to be withheld or were to become unavailable, it would limit the amount of equity available to the Company and have a material adverse effect upon the Company's business, financial condition and results of operations.

     Equity Capital and Internal Financing. Occasionally the Company finances leases and related equipment internally, rather than with financing provided by lenders. These internal lease financing typically occur in cases where the financed amounts are not sufficiently large to be attractive to lenders or where the credit rating of the lessee is not acceptable to lenders. The Company also temporarily finances selected leases internally, generally for less than 90 days, until permanent outside nonrecourse financing is obtained. The Company believes that the net proceeds from the Offering will substantially increase the Company's ability to finance lease transactions, either internally or with recourse borrowings.

     Recourse Financing. The Company relies on recourse borrowing in the form of revolving lines of credit, under the NationsBank Facility and the First Union Facility, for working capital to acquire equipment to be resold in its trading operation and to acquire equipment for leases and, to a lesser extent, the Company uses recourse financing for long term financing of leases. As of June 30, 1996, the Company had aggregate outstanding recourse borrowings of approximately $1.5 million of which approximately $1.4 million was borrowed under the NationsBank Facility and $135,165 was borrowed pursuant to long term recourse notes payable. In addition, the Company recently established a third line of credit, NationsBanc Leasing Facility, for borrowings up to $2 million. Availability under the revolving lines of credit may be limited by the asset value of equipment purchased by the Company and may be further limited by certain covenants and terms and conditions of the facilities. See "Management's Discussion and Analysis of Results of Operations and Financial
Condition -- Liquidity and Capital Resources."

     The debt under the First Union Facility bears interest at a rate of LIBOR plus two and three-quarters percent and, the NationsBank Facility bears interest at a floating rate of one percent above the NationsBank, N.A. "Prime Rate." Borrowings under the NationsBanc Leasing Facility bear interest at a fixed or floating basis, at the Company's option, at the time of each borrowing, as follows: fixed, at U.S. Treasury Notes plus 250 basis points where the underlying lessee is investment grade; fixed, at U.S. Treasury Notes plus 295 basis points, or where the underlying lessee is below investment grade; or floating, at the NationsBank, N.A. "Prime Rate" plus 1%.

DEFAULT AND LOSS EXPERIENCE

     From the organization of the Company in 1990 through June 30, 1996, the Company has not taken any write-offs due to credit losses with respect to lease transactions financed by the Company.

PROPERTIES

     The Company's principal executive offices are located in leased space of 4,517 square feet at 11150 Sunset Hills Road, Suite 110, Reston, Virginia 20190-5321. The Company also leases office space for its regional offices in Philadelphia, Pennsylvania; Dallas, Texas; Stamford, Connecticut; Sacramento, California; Raleigh, North Carolina; Atlanta, Georgia; and San Diego, California. As of March 31, 1996, the aggregate monthly rent under all of the Company's office leases was approximately $12,000. The Company has an aggregate of approximately 9,147 square feet of office space under lease with an average remaining lease term of two years.

COMPETITION

     The Company competes in the information technology and telecommunications equipment leasing and financing market with bank-affiliated lessors, captive lessors and other independent leasing or financing companies. The Company's product and market focus often limits direct competition with many of these types of companies. Bank affiliated lessors typically do not directly compete in the operating lease segment of the leasing industry. Captive leasing companies, such as IBM Credit Corporation, typically finance only their parent company's products. The Company competes directly with various independent leasing companies, such as El Camino Resources, Ltd., Comdisco, Inc., Leasing Solutions, Inc. and General Electric Capital Corporation. Many of the Company's competitors have substantially greater resources and capital and longer operating histories.

     The Company believes it competes on the basis of price, responsiveness to customer needs, flexibility in structuring lease transactions, relationships with its vendors and knowledge of its vendors' products. The Company has found it most effective to compete on the basis of providing a high level of customer service and by structuring custom relationships with vendors and lease transactions that meet the needs of its vendors and customers. Other important elements that affect the Company's competitiveness are the high degree of knowledge and competence of its key employees, specifically relating to information technology and telecommunications equipment and operating lease financing. Many of the Company's competitors are well established and have substantially greater financial, marketing, technical and sales support than the Company. See "Risk Factors -- Competition."

EMPLOYEES

     As of June 30, 1996, the Company had 39 full time employees and eight part time employees. Of these, 27 worked in the Company's principal executive offices and the remaining 20 worked in the various regional offices of the Company. Regional offices are generally staffed with one or more account representatives who have daily contact with lessees and vendors.

     The Company has assigned its employees to the following functional areas, with the number of employees in each area indicated in parenthesis: administrative (1); sales and marketing (22); buy/sell (6); accounting (7); executive (2); finance (3); and operations (6).

LITIGATION

     The Company is not involved in any legal proceedings, and is not aware of any pending or threatened legal proceedings that would have a material adverse effect upon the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The Board of Directors of the Company is divided into three classes: (i) Class I (initial term ending after 1997 annual stockholders meeting); (ii) Class II (initial term ending after 1998 annual stockholders meeting); and (iii) Class III (initial term ending after 1999 annual stockholders meeting). After his or her initial term, each director serves for a term ending after the third annual meeting following the annual meeting at which such director is elected and until his or her successor is elected. The following table sets forth the name, age and position with the Company of each person who is an executive officer, director or significant employee.

                      NAME                         AGE                  POSITION                 CLASS
- ------------------------------------------------   ---    ------------------------------------   -----
Phillip G. Norton...............................   52     Chairman of the Board, Chief           III
                                                            Executive Officer and President
Bruce M. Bowen..................................   44     Director, Chief Financial Officer      III
                                                            and Executive Vice President
Jonathan J. Ledecky.............................   37     Future Director                         I
Terrence O'Donnell..............................   52     Future Director                         II
Carl J. Rickersten..............................   36     Future Director                         II
Kleyton L. Parkhurst............................   33     Secretary and Treasurer
Barbara J. Simmonds.............................   36     Vice President and Controller
Kevin M. Norton.................................   40     Vice President of Brokerage
                                                            Operations
William J. Slaton...............................   48     Vice President of Marketing
Thomas K. McNamara..............................   52     Vice President

     Each individual named as a Future Director in the foregoing table has been elected as a Director of the Company effective upon the completion of the Offering and has consented to be named as such herein.

     The name and business experience during the past five years of each director and executive officer of the Company are described below.

     Phillip G. Norton joined the Company in 1993 and has served since then as its Chairman of the Board and Chief Executive Officer. Mr. Norton has also served as President of the Company since September 1, 1996. From 1990 through 1993, Mr. Norton was a consultant and private investor. Prior to 1990, Mr. Norton was President and Chief Executive Officer of PacifiCorp Capital, Inc. (formerly Systems Leasing Corporation), a wholly owned indirect subsidiary of PacifiCorp, Inc., an information technology leasing company and an SEC reporting entity. Mr. Norton started his leasing career as the National Sales Manager at Federal Leasing, Inc. Mr. Norton is a 1966 graduate of the U.S Naval Academy. Phillip G. Norton and Kevin M. Norton are brothers.

     Bruce M. Bowen founded the Company in 1990 and served as its President until September 1, 1996. Since September 1, 1996, Mr. Bowen has served as a director, the Chief Financial Officer and Executive Vice President of the Company. Mr. Bowen has been a director of the Company since it was formed. Prior to founding the Company, from 1986 through 1990, Mr. Bowen was Senior Vice President of PacifiCorp Capital, Inc. Prior to his tenure at PacifiCorp Capital Inc., Mr. Bowen was with Systems Leasing Corporation and Federal Leasing, Inc., where his leasing career started in 1975. Mr. Bowen is a past President of the Association of Government Leasing and Finance and currently serves as Vice-Chairman for the State and Local Public Enterprise Committee of the Information Technology Association of America. Mr. Bowen is a 1973 graduate of the University of Maryland and in 1978 received a Masters of Business Administration from the University of Maryland.

     Jonathan J. Ledecky will join the Company's Board of Directors upon the completion of the Offering. Mr. Ledecky is the founder of U.S. Office Products Company, a Nasdaq National Market company and has served as Chairman and Chief Executive Officer of U.S. Office Products Company since its organization in October of 1994. Prior to founding U.S. Office Products Company, Mr. Ledecky served as the President of The Legacy Fund, Inc. from 1989 through 1994 and as President and Chief Executive Officer of Legacy Dealer Capital, Inc., a wholly owned subsidiary of Steelcase Inc., and the nation's largest manufacturer of office furniture products from 1991 through 1994. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, a publicly traded investment management company. Mr. Ledecky is a 1979 graduate of Harvard College, and in 1983, received a Masters of Business Administration from Harvard Graduate School of Business Administration.

     Terrence O'Donnell will join the Company's Board of Directors upon the completion of the Offering. Mr. O'Donnell is a partner with the law firm of Williams & Connolly in Washington, D.C. Mr. O'Donnell has practiced law with Williams & Connolly since 1977, with the exception of the period from 1989 through 1992 when he served as general counsel to the U.S. Department of Defense. Prior to commencing his law practice, Mr. O'Donnell served as Special Assistant to President Ford from 1974 through 1976 and as Deputy Special Assistant to President Nixon from 1972 through 1974. Mr. O'Donnell presently also serves as a director of IGI, Inc., a Nasdaq National Market company. Mr. O'Donnell is a 1966 graduate of the U.S. Air Force Academy, and in 1971, received a Juris Doctor from Georgetown University Law Center.

     Carl J. Rickersten will join the Company's Board of Directors upon the completion of the Offering. Mr. Rickersten is a partner in Thayer Capital Partners, a $364 million institutional private equity fund based in Washington, D.C. Mr. Rickersten has been with Thayer Capital Partners since September 1994. Prior to his tenure at Thayer Capital Partners, Mr. Rickersten acted as a private financial consultant from 1993 through 1994 and was a partner of Hancock Park Associates, an institutional investment advisor, from 1989 through 1993. Prior to that, Mr. Rickersten was associated with Brentwood Associates from 1987 through 1989 and was a Financial Analyst with Morgan Stanley & Co., Incorporated from 1983 through 1985. Mr. Rickersten is a 1983 graduate of Stanford University and, in 1987, received a Masters of Business Administration from Harvard Graduate School of Business Administration.

     Kleyton L. Parkhurst joined the Company in 1991 as Director of Finance and, since September 1, 1996, has served as Secretary and Treasurer of the Company. Mr. Parkhurst is responsible for all of the Company's financing activities, credit review procedures and manages the Company's bank facilities. Mr. Parkhurst has syndication expertise in commercial nonrecourse debt, federal government leases, state and local taxable and tax-exempt leases, and computer lease equity placements. From 1988 through 1991, Mr. Parkhurst was an Assistant Vice President of PacifiCorp Capital, Inc. Mr. Parkhurst is a 1985 graduate of Middlebury College.

     Barbara J. Simmonds, a certified public accountant, joined the Company in 1992, has served since then as Controller and, since September 1, 1996, has served as a vice president of the Company. From 1982 through 1990, Ms. Simmonds was an Assistant Controller for PacifiCorp Capital, Inc. Ms. Simmonds is a 1982 graduate of the University of Virginia.

     Kevin M. Norton joined the Company in 1991 and has served since then as Vice President of Brokerage Operations. Mr. Norton is responsible for all of the Company's equipment brokerage activities. He has a wide variety of equipment experience including mainframes and peripheral equipment. Prior to joining the Company, he was employed in a similar capacity with PacifiCorp Capital, Inc. Mr. Norton is a 1979 graduate of the University of North Carolina. Kevin M. Norton and Phillip G. Norton are brothers.

     William J. Slaton joined the Company in 1991 and has served since then as Vice President of Marketing. His primary responsibility is the management of the Company's marketing of its public sector finance products. From 1986 through 1991 and from 1980 through 1986, Mr. Slaton held various marketing positions, specializing in technology financing for local and state government agencies, with PacifiCorp Capital, Inc. and Systems Leasing Corporation. From 1969 through 1977, Mr. Slaton held various marketing positions with IBM, also, focusing on state and local government customers in Texas and California. Mr. Slaton is a 1969 graduate of the University of Texas at Austin.

     Thomas K. McNamara joined the Company in 1994 upon the acquisition by the Company of the business assets of Pilot Associates and serves as Vice President and Regional Manager of the Pilot Associates division.

In 1989, Mr. McNamara co-founded and was responsible for sales at Pilot Associates. Prior to founding Pilot Associates, Mr. McNamara served as Sales Representative with Memorex Corporation from 1974 through 1989. Mr. McNamara was also previously with Computer Communication, Inc., from 1970 through 1974 and with Philco Ford, Inc. from 1966 through 1970. Mr. McNamara is a 1966 graduate of the Philco Technical Institute.

COMMITTEES AND MEETINGS

     Audit Committee. Upon closing of the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"). The Audit Committee will be responsible for making recommendations to the Board concerning the engagement of independent public accountants, monitoring and reviewing the quality and activities of the Company's internal and external audit functions and monitoring the adequacy of the Company's operating and internal controls as reported by management and the external or internal auditors. The members of the Audit Committee are anticipated to be Terrence O'Donnell, Jonathan J. Ledecky and Carl
J. Rickersten.

     Compensation Committee. Upon closing of the Offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"). The Compensation Committee will be responsible for reviewing the salaries, benefits and other compensation, excluding stock based compensation, of Mr. Norton and Mr. Bowen and will make recommendations to the Board based on its review. The members of the Compensation Committee are anticipated to be Terrence O'Donnell, Jonathan J. Ledecky and Carl J. Rickersten. Mr. Norton and Mr. Bowen, as directors, will not vote on any matters affecting their personal compensation. Mr. Bowen and Mr. Norton will be responsible for reviewing and establishing salaries, benefits and other compensation for other directors and all other employees.

     Stock Incentive Committee. Upon the closing of the Offering, the Board of Directors will establish a stock incentive committee (the "Stock Incentive Committee"). The Stock Incentive Committee will be authorized to issue stock, stock option and "phantom stock" or stock appreciation rights ("SARS") based compensation grants under the Company's 1996 Stock Incentive Plan. See "Management -- Executive Compensation and Other Arrangements -- 1996 Stock Incentive Plan." The initial members of the Stock Incentive Committee will be Phillip G. Norton and Bruce M. Bowen. Except for options granted to Mr. Norton and Mr. Bowen under the employment agreements described in this Prospectus, and grants that are approved by a majority of the disinterested members of the Board of Directors, no member of the Stock Incentive Committee is eligible to receive grants under the Stock Incentive Plan.

DIRECTOR COMPENSATION

     Directors do not currently receive any compensation nor other services as members of the Board of Directors. The outside directors will receive $500 for each board meeting which they attend and $500 for each committee meeting which they attend. All directors will be reimbursed for their out-of-pocket expenses incurred to attend board or committee meetings. The Company has adopted the 1996 Outside Director Stock Option Plan, which provides for the award and exercise of certain options to nonemployee directors on a formula basis based upon length of service. Immediately prior to closing the Offering, under the 1996 Outside Director Stock Option Plan, the Company will grant options to its nonemployee directors to purchase an aggregate of 30,000 shares of Common Stock at an exercise price equal to the initial public offering price, 50% of which may be exercised after the first year of service and the remaining 50% of which may be exercised after the second year of service, provided they continue to serve as directors. The 1996 Outside Director Stock Option Plan also provides for the grant of options for shares to each nonemployee director (15,000 annually in the aggregate) on the second, third and fourth anniversary of service, at an exercise price equal to the market price as of the date of grant, with each option being exercisable as to 50% of the shares on the first anniversary of grant and the remaining 50% of the shares on the second anniversary of grant. See "Management -- Executive Compensation and Other Information -- 1996 Stock Incentive Plan" for a description of option grants to nonemployee directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     Summary Compensation Table. The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company, by the Company's Chief Executive Officer and certain other executive officers (together with the Chief Executive Officer, the "Named Executive Officers") of the Company for the fiscal year ended March 31, 1996. Certain columns have been omitted from this summary compensation table as they are not applicable.

                                                            ANNUAL COMPENSATION
                                                   --------------------------------------
                                                                                OTHER
                                                                 BONUS/         ANNUAL        ALL OTHER
      NAME AND PRINCIPAL POSITION          YEAR     SALARY     COMMISSION    COMPENSATION    COMPENSATION
- ----------------------------------------   ----    --------    ----------    ------------    ------------
Phillip G. Norton.......................   1996    $    984     $     --       $     --        $120,000
  Chairman, Chief Executive                1995         376           --             --              --
  Officer and President                    1994          --           --          5,497              --

Bruce M. Bowen..........................   1996     120,000       40,000         13,206           1,000
  Director, Chief Financial Officer and    1995     120,000       16,000         11,500           1,000
  Executive Vice President                 1994     120,000       25,000         11,500             250

Kevin M. Norton.........................   1996          --      347,023          3,087              --
  Vice President of                        1995          --      348,944          1,068              --
  Brokerage Operations                     1994          --      227,993          1,368              --

Kleyton L. Parkhurst....................   1996          --      169,352          1,356              --
  Secretary and Treasurer                  1995          --      237,153          1,500              --
                                           1994          --      189,505          1,137              --

Thomas K. McNamara......................   1996      42,000       98,257          3,234              --
  Vice President                           1995      42,000      335,699          1,500              --
                                           1994          --           --             --              --

     Compensation Arrangements and Employment Agreements. The Company has entered into employment agreements with Phillip G. Norton, Bruce M. Bowen, Kleyton L. Parkhurst and William J. Slaton, each effective as of September 1, 1996. Each employment agreement provides for an initial term of three years, and is subject to an automatic one-year renewal at the expiration thereof unless the Company or the employee provides notice of an intention not to renew at least three months prior to expiration. Under each employment agreement, the employee will receive, commencing with the first day of the first calendar month after closing the Offering, an annual base salary ($200,000 in the case of Phillip G. Norton; $150,000 in the case of Bruce M. Bowen and $120,000 in the case of Kleyton L. Parkhurst and William J. Slaton) and will be eligible for commissions or performance bonuses. The performance bonus for Phillip G. Norton for each fiscal year will be equal to 5% of the increase in the Company's net income before taxes over net income before taxes for the preceding fiscal year, not to exceed $150,000 for any fiscal year. The performance bonus for Bruce M. Bowen for each fiscal year will be equal to 5% of the increase in the Company's net income before taxes over net income before taxes for the preceding fiscal year, not to exceed $100,000 for any fiscal year. The performance bonus for Kleyton L. Parkhurst and William J. Slaton will be paid based upon performance criteria established by Phillip G. Norton and Bruce M. Bowen, not to exceed $80,000 each per fiscal year. Pending closing of the Offering, Messrs. Norton, Bowen, Parkhurst and Slaton will continue to be compensated based on current arrangements. Thomas K. McNamara is compensated pursuant to the Company's commission program which is generally based on the profitability of business produced.

     Under the employment agreements, each will receive certain other benefits including medical, insurance, death and long term disability benefits, 401(k), and reimbursement of employment related expenses. Mr. Bowen's country club dues are paid by the Company. The employment agreements of Messrs. Norton, Bowen and Slaton contain a covenant not to compete on the part of each, whereby in the event of a voluntary termination of employment, upon expiration of the term of the agreement or upon the termination of employment by the Company for cause, each will be subject to restrictions upon acquiring, consulting with or otherwise engaging in or assisting in the providing of capital needs for competing business activities or entities within the United States for a period of one year after the date of such termination or expiration of the term of the employment agreement.

     Under his employment agreement, Phillip G. Norton was granted options to acquire 130,000 shares of Common Stock at a price per share equal to the initial public offering price. These options have a ten year term, and will be exercisable and vest 25% immediately upon completion of the Offering, and the balance in 25% increments over three years beginning on the first anniversary of the closing date of the Offering, subject to acceleration upon certain conditions. The Company also pays a $120,000 annual guarantee fee payable in $10,000 monthly payments to Patricia A. Norton, wife of Phillip G. Norton, in consideration of providing certain guarantees and collateral for the NationsBank Facility. See "Certain Transactions -- Guarantee Fees."

     Under his employment agreement, Bruce M. Bowen was granted options to acquire 15,000 shares of Common Stock at a price equal to the initial public offering price. These options have a ten year term, and will be exercisable and vest 25% immediately upon completion of the Offering, and the balance in 25% increments over three years beginning on the first anniversary of the closing date of the Offering, subject to acceleration upon certain conditions.

     Under his employment agreement, Kleyton L. Parkhurst was granted options to acquire 100,000 shares of Common Stock at a price per share equal to $6.40 per share. These options have a ten year term, and will be exercisable and vest 25% immediately upon completion of the Offering, and the balance in 25% increments over three years beginning on the first anniversary of the closing date of the Offering, subject to acceleration upon certain conditions.

     The Company maintains key-man life insurance on Mr. Norton in the amount of $10 million and on Mr. Bowen in the amount of $1 million. The Company maintains key-man life insurance on Mr. Norton in the form of two separate policies, one with the Prudential Life Insurance Company and the second with TransAmerica Life Co., each in the amount of $5 million and on Mr. Bowen with CNA Insurance Company in the amount of $1 million.

     1996 Stock Incentive Plan. The Company has established a stock incentive program (the "Stock Incentive Plan") to provide an opportunity for directors, executive officers, independent contractors, key employees, and other employees of the Company to participate in the ownership of the Company. The Stock Incentive Plan provides for the award to eligible directors, employees, and independent contractors of the Company, of a broad variety of stock-based compensation alternatives such as incentive stock options for employees under the 1996 Incentive Stock Option Plan, formula length of service based nonqualified options to nonemployee directors under the 1996 Outside Director Stock Plan, and nonqualified stock options under the 1996 Nonqualified Stock Option Plan, as well as other restrictive stock and performance based stock awards and programs which may be established by the Board of Directors. Currently, the Company has reserved a total of 400,000 shares of Common Stock for issuance upon exercise of options under: (i) the employment agreements with Messrs. Norton, Bowen and Parkhurst (under which options for an aggregate of 245,000 shares have been granted); (ii) the 1996 Outside Director Stock Plan (under which options for an aggregate of 75,000 shares of Common Stock are reserved for grant under a formula plan based upon length of service and for which 30,000 shares of Common Stock will be granted upon completion of the Offering); (iii) the 1996 Incentive Stock Option Plan (under which options for an aggregate of 60,000 shares will be granted immediately upon completion of the Offering); (iv) the 1996 Nonqualified Stock Option Plan (under which no options have been granted); and (v) 20,000 additional shares of Common Stock reserved for issuance under the 1996 Stock Incentive Plan.

     The Stock Incentive Plan is to be administered by the Stock Incentive Committee, which will be authorized to select from among the eligible participants the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Stock Incentive Committee will also be authorized to adopt, amend and rescind the rules relating to the administration of the Stock Incentive Plan. Except for grants that are approved by a majority of the Company's Board of Directors, no member of the Stock Incentive Committee will be eligible to participate future in grants of options in the Stock Incentive Plan.

     Incentive stock options issued under the 1996 Incentive Stock Option Plan will be designed to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to restrictions contained in the Code, including a requirement that exercise prices be equal to at least 100% of fair market value of the shares of Common Stock on the grant date and a ten-year restriction on the option term. The incentive stock options may be subsequently modified to disqualify them from treatment as incentive stock options. Under the Stock Incentive Plan and the Code, non-employee directors are not permitted to receive incentive stock options. The Company intends, upon closing of the Offering, to grant options totaling 60,000 shares of Common Stock to employees other than those receiving options under employment agreements or nonqualified stock options as described above. Each of the foregoing incentive stock option grants will be at the initial public offering price and will be exercisable in 20% increments over five years beginning on the first anniversary of the closing date of the Offering, subject to continued employment and subject to acceleration upon certain conditions.

     Nonqualified stock options issued under the 1996 Stock Incentive Plan, may be granted to directors, officers, independent contractors and employees and will provide for the right to purchase shares of Common Stock at a specified price which may be less than fair market value on the date of grant, and usually will become exercisable in installments after the grant date. Nonqualified stock options may be granted for any reasonable term.

     Under the 1996 Outside Director Stock Option Plan, each of the three nonemployee directors will be granted options, immediately upon the completion of the Offering to purchase an aggregate of 30,000 shares of Common Stock, 50% of which may be exercised after the first year of service and the remaining 50% of which may be exercised after the second year of service provided they continue to serve as directors. The 1996 Outside Director Stock Option Plan also provides for the grant of options for shares to each nonemployee director (15,000 annually in the aggregate) on the second, third and fourth anniversary of service, at an exercise price equal to the market price as of the date of grant, with each option being exercisable as to 50% of the shares on the first anniversary of grant and the remaining 50% of the shares as the second anniversary of grant. Options for 15,000 shares becoming exercisable after the second, third and fourth anniversaries of grants.

     Compensation Committee Interlocks and Insider Participation. For the year ended March 31, 1996, all decisions regarding executive compensation were made by Mr. Bowen as President. None of the executive officers of the Company currently serves on the Compensation Committee of another entity or any other committee of the board of directors of another entity performing similar functions. For a description of transactions between the Company and Mr. Bowen, see "Certain Transactions."

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Indemnification Agreements. Prior to the completion of the Offering, the Company will enter into separate but identical indemnification agreements (the "Indemnification Agreements") with each director and executive officer of the Company and expects to enter into Indemnification Agreements with persons who become directors or executive officers in the future. The Indemnification Agreements provide that the Company will indemnify the director or officer (the "Indemnitee") against any expenses or liabilities incurred by the Indemnitee in connection with any proceeding in which such Indemnitee may be involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director or officer of the Company or by reason of any action taken by or omitted to be taken by such Indemnitee while acting as an officer or director of the Company, provided that such indemnity shall only apply if (i) the Indemnitee was acting in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe the Indemnitee's conduct was unlawful, (ii) the claim was not made to recover profits made by such Indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (iii) the claim was not initiated by the Indemnitee, (iv) the claim was not covered by applicable insurance, or (v) the claim was not for an act or omission of a director of the Company from which a director may not be relieved of liability under Section 102(b)(7) of the DGCL. Each Indemnitee will undertake to repay the Company for any costs or expenses paid by the Company if it shall ultimately be determined that such Indemnitee is not entitled to indemnification under the Indemnification Agreements.

     Provisions of Certificate of Incorporation. As allowed by the DGCL, the Company's Certificate of Incorporation provides for the limitation of the liability of the directors of the Company for monetary damages to the fullest extent permissible under Delaware law. This is intended to limit the personal liability of a director to monetary damages incurred in an action brought by or in the right of the Company for breach of a director's duties to the Company or its stockholders: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for any breach of the director's duty of loyalty to the Company or its stockholders; (iii) for any transaction from which a director has derived an improper personal benefit; and
(iv) as expressly imposed by statute, for approval of certain improper distributions to stockholders or the wasting of Company assets.

     Bylaws. The Company's Bylaws also permit the Company to indemnify its officers and directors to the fullest extent permitted by law.

     Directors and Officers Insurance. The Company has obtained directors and officers liability and company reimbursement insurance pursuant to a policy in effect (the "D&O Policy") with the Lexington Insurance Company, a wholly owned subsidiary of the American International Group. Pursuant to the D&O Policy, Lexington will pay, on behalf of directors and officers of the Company, certain losses ("Losses") incurred as a result of a wrongful act (a "Wrongful Act") by such persons, for which they are not indemnified by the Company. In addition, Lexington will reimburse the Company for Losses over $100,000 incurred as a result of the Company's indemnification of an officer or director in connection with a Wrongful Act. The D&O Policy provides that Lexington's aggregate liability to the Company with respect to a single policy year shall not exceed $1.0 million and is subject to customary exclusions.

                              CERTAIN TRANSACTIONS

GUARANTEES OF NATIONSBANK FACILITY

     The NationsBank Facility is presently guaranteed by all of the stockholders of the Company and their respective spouses. In addition, this line is secured by a pledge of approximately $1.5 million of cash collateral pledged by Phillip
G. Norton and his spouse Patricia A. Norton. See "Business -- Financing." Upon closing of the Offering, the Company intends to apply proceeds of the Offering towards repayment of the line. See "Use of Proceeds." The Company anticipates that after the closing of the Offering, the Company will pursue new or modified warehouse lines of credit and the NationsBank Facility will be either terminated or renegotiated in such a manner as to remove all stockholders personal guarantees and release all stockholders assets pledged as collateral for the NationsBank Facility.

GUARANTEES OF FIRST UNION FACILITY

     The First Union Facility is presently guaranteed by Phillip G. Norton, Patricia A. Norton, Bruce M. Bowen, Elizabeth D. Bowen, William J. Slaton, Kevin
M. Norton and Patrick J. Norton, each of whom is a beneficial owner of Common Stock. In addition, this line is secured by cash and securities having a value of approximately $1,200,000, pledged as collateral by Patricia A. Norton, as trustee for the Phillip G. Norton Jr. Trust, the Andrew L. Norton Trust and the Jeremiah O. Norton Trust. See "Business -- Financing." Upon closing of the Offering, the Company intends to apply proceeds of the Offering towards repayment of the line. See "Use of Proceeds." The Company anticipates that after closing of the Offering, the Company will pursue new or modified warehouse lines of credit and the First Union Facility will be either terminated or renegotiated in such a manner as to remove all personal guarantees by stockholders and release all assets pledged by stockholders as collateral for the First Union Facility.

GUARANTEES OF NATIONSBANC LEASING FACILITY

     The NationsBanc Leasing Facility is presently guaranteed by Phillip G. Norton and Bruce M. Bowen. See "Business -- Financing." The Company anticipates that after closing of the Offering, the Company will pursue new or modified warehouse lines of credit and the NationsBanc Leasing Facility will be either terminated or renegotiated in such a manner as to remove all stockholder personal guarantees and release all stockholder assets pledged as collateral for the NationsBanc Leasing Facility.

STOCKHOLDER LOANS

     The Company currently has a total of $275,000 in outstanding borrowings from stockholders; $175,000 from Bruce M. Bowen and $100,000 from William J. Slaton. Each of these loans is evidenced by a promissory note dated March 1, 1995, bearing interest at the rate of 10% per annum, and are due March 1, 1998. The Company paid $17,500 and $10,000 to Messrs. Bowen and Slaton, respectively, in interest for fiscal year 1996, and will pay interest monthly until these loans are repaid. The Company intends to repay these loans with a portion of the proceeds of the Offering.

NEW ENERGY LEASING CORPORATION OBLIGATIONS

     The Company is a party to an agreement entered into in 1994 with New Energy Leasing Corporation ("New Energy"), of which Bruce M. Bowen is a 45% stockholder. Under that arrangement, the Company has sold leases to New Energy under which the Company remains obligated to manage the lease and to provide remarketing or asset disposition services upon expiration or other termination of the lease. The Company recognized revenue for such transactions of approximately $1.9 million and $1.3 million, for the years ended March 31, 1995 and 1996, respectively, and the basis of the equipment sold was approximately $1.3 million and $1.6 million, respectively. At June 30, 1996, the Company owed $31,337 to New Energy, had a $16,352 note receivable and a $57,380 equity investment resulting from transactions with New Energy. New Energy is entitled to the first $75,000 of proceeds from any remarketing or sale of the assets, with the Company being entitled to 90% of any proceeds above that amount. This agreement and the lease transactions to which it relates are slated to expire in 1999. The Company will not enter into any further lease sale transactions with New Energy.

GUARANTEE FEES

     From April 1, 1995 through June 30, 1996, the Company paid a total of $150,000 of guarantee fees, $10,000 per month, to Patricia A. Norton, the spouse of Phillip G. Norton, as consideration for her providing personal guarantees and pledging personal assets for the NationsBank Facility. Payment of these guarantee fees will continue until the release of Patricia A. Norton's guarantee and collateral, which is anticipated to occur shortly after the closing of the Offering.

ADVANCES TO STOCKHOLDERS

     The Company has, in the past, provided non-interest bearing advances against anticipated commissions to certain stockholder employees, Kevin M. Norton and Patrick J. Norton. These advances are repayable from commissions earned by the stockholder employees on successful sales or financing arrangements obtained on behalf of the Company. These advances totaled $77,759 as of June 30, 1996 and $76,349, $14,353 and $33,275 as of the end of fiscal year 1996, 1995 and 1994, respectively. The aggregate amount of these advances equals $49,275, $61,583 and $139,500 for fiscal years 1994, 1995 and 1996, respectively. Advances of $26,000, $80,505 and $82,612 were repaid for fiscal years 1994, 1995 and 1996, respectively. For Patrick J. Norton, the only advance was $3,204 in May, 1995 which was repaid in June, 1995. All other advances were paid to Kevin M. Norton.

LOANS TO STOCKHOLDERS

     In 1994, the Company loaned $40,000 to Kevin M. Norton, a stockholder of the Company, pursuant to a promissory note dated February 15, 1994 bearing interest at 8% per annum and due July 31, 1995. Kevin M. Norton paid interest of $2,048 and $382 during fiscal years 1995 and 1996, respectively and made principal repayments of $25,505 and $14,495 during fiscal years 1995 and 1996, respectively. The Company's $40,000 loan to Kevin M. Norton was repaid in full during fiscal year 1996.

     In 1995, the Company loaned $18,500 to Kevin M. Norton pursuant to a promissory note dated February 1, 1995 bearing no interest and due on demand. The Company's loan to Kevin M. Norton had a balance of $18,500 as of the end of fiscal year 1996.

     In 1995, the Company loaned $74,115 to William J. Slaton, a stockholder of the Company, pursuant to a promissory note dated January 5, 1995 bearing no interest and due on demand. Mr. Slaton repaid this note in full in 1995.

     In 1995, the Company loaned $54,000 to Patrick J. Norton, a stockholder of the Company, pursuant to a promissory note dated November 17, 1995, bearing interest at 8% per annum. Patrick J. Norton paid interest of $1,608 and made principal repayments of $8,392 during fiscal year 1996. The Company's loan to Patrick J. Norton had a balance of $45,608 as of the end of fiscal year 1996.

INDEMNIFICATION AGREEMENTS

     Prior to the completion of the Offering, the Company will enter into separate but identical indemnification agreements (the "Indemnification Agreements") with each director and execute officer of the Company and expects to enter into Indemnification Agreements with persons who become directors or executive officers in the future. The Indemnification Agreements provide that the Company will indemnify the director or officer (the "Indemnitee") against any expenses or liabilities in connection with any proceeding in which such Indemnitee may be involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director or officer of the Corporation or by reason of any action taken by or omitted to betaken by such Indemnitee while acting as an officer or director of the Corporation, provided that such indemnity shall only apply if (i) the Indemnitee was acting in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Corporation, and, with respect to any criminal action, had no reasonable cause to believe the Indemnitee's conduct was unlawful, (ii) the claim was not made to recover profits made by such Indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (iii) the claim was not initiated by the Indemnitee, or (iv) the claim was not covered by applicable insurance, or (v) the claim was not for an act or omission of a director of the Company from which a director may not be relieved of liability under Section 103(b)(7) of the DGCL. Each Indemnitee has undertaken to repay the Company for any costs or expenses paid by the Company if it shall ultimately be determined that such Indemnitee is not entitled to indemnification under the Indemnification Agreements. For more information on director and officer liability see "Management -- Limitation of Liability and Indemnification."

FUTURE TRANSACTIONS

     Certain of the transactions described above may be on terms more favorable to officers, directors and principal stockholders than they could obtain in a transaction with an unaffiliated party. The Company intends to adopt a policy requiring that all material transactions between the Company and its officers, directors or other affiliates must (i) be approved by a majority of the disinterested members of the Board of Directors of the Company, and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, as of June 30, 1996, regarding the beneficial ownership of the Common Stock, and the sale by the Company of the shares of Common Stock offered hereby, with respect to (i) each director of the Company, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock, (iii) each of the named executive officers and (iv) all directors and executive officers of the Company as a group. The table also sets forth the number and percentage of the outstanding shares projected to be beneficially owned by each of such stockholders after adjustment for the Offering, assuming the sale in the Offering of 1,000,000 shares of Common Stock by the Company.

                                                  SHARES BENEFICIALLY          SHARES BENEFICIALLY
                                                     OWNED PRIOR TO                OWNED AFTER
                                                        OFFERING                   OFFERING(2)
                                                 ----------------------       ----------------------
   NAME AND ADDRESS OF BENEFICIAL OWNER(1)        NUMBER        PERCENT        NUMBER        PERCENT
- ----------------------------------------------   ---------      -------       ---------      -------
Phillip G. Norton(3)..........................   2,825,500        70.0%       2,825,500        56.2%
1019 Basil Road
McLean, Virginia 22101
Bruce M. and Elizabeth D. Bowen(4)............     763,750        19.1          763,750        15.3
10895 Lake Windermere Drive
Great Falls, Virginia 22066
William J. Slaton.............................     400,000        10.0          400,000         8.0
1850 Maple Glen
Sacramento, California 95864
Kevin M. Norton(5)............................     376,500         9.4          376,500         7.5
5920 Royal Palm
Plano, Texas 75093
Patrick J. Norton(5)..........................     376,500         9.4          376,500         7.5
705 Brookfield Road
Raleigh, North Carolina 27615
Kleyton L. Parkhurst(6).......................      72,000         1.8           72,000         1.4
605 Abbott Lane
Falls Church, Virginia 22046
All directors and executive officers as a
  group (8 individuals).......................   4,061,250       100.0%       4,061,250        80.7%

- ---------------
(1) Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming options that are held by such person (but not those held by any other person) and that are exercisable within sixty days from the date of this Prospectus have been exercised.

(2) Assumes no exercise of the Underwriters' over-allotment option and gives no effect to any purchases that may be made in the Offering.

(3) Includes 2,040,000 shares held by J.A.P. Investment Group, L.P., a Virginia limited partnership, of which J.A.P., Inc., a Virginia corporation, is the sole general partner, and Patricia A. Norton, trustee for the benefit of Phillip G. Norton, Jr., u/a dated as of July 20, 1983, Patricia A. Norton, trustee for the benefit of Andrew L. Norton u/a dated as of July 20, 1983, Patricia A. Norton, trustee for the benefit of Jeremiah O. Norton u/a dated as of July 20, 1983, and Patricia A. Norton are the limited partners. Patricia A. Norton, spouse of Phillip G. Norton, is the sole stockholder, director and President of J.A.P., Inc. Phillip G. Norton holds sole voting rights as to all of the shares of Common Stock and as to all shares of voting stock acquired in the future held by J.A.P. Investment Group, L.P., Kevin M. Norton and Patrick J. Norton, Jr. under the Irrevocable Proxy and Stock Rights Agreement. See "-- Irrevocable

    Proxy and Stock Rights Agreement." Also includes 32,500 shares of Common Stock that Phillip G. Norton has rights to acquire pursuant to options, which vest upon completion of the Offering and which are immediately exercisable upon completion of the Offering and excludes 97,500 options to acquire shares of Common Stock which are not vested and not immediately exercisable. See "-- Irrevocable Proxy and Stock Rights Agreement" and "Management -- Executive Compensation and Other Arrangements -- Compensation Arrangements and Employment Agreements."

(4) Includes 600,000 shares held by Bruce M. And Elizabeth D. Bowen, as tenants by the entirety, and includes 160,000 shares held by Bowen Holdings L.C., a Virginia limited liability company composed of Bruce M. Bowen and three minor children, Daniel Bowen, Sarah Bowen and Margaret Bowen, of whom Bruce
    M. Bowen is legal guardian and for which Bruce M. Bowen serves as manager. Also includes 3,750 shares of Common Stock that Bruce M. Bowen has rights to acquire pursuant to options which vest upon completion of the Offering and which are immediately exercisable upon completion of the Offering and excludes 11,250 options to acquire Common Stock which are not vested and not immediately exercisable. See "Management -- Executive Compensation and Other Arrangements -- Compensation Arrangements and Employment Agreements."

(5) Phillip G. Norton holds sole voting rights as to all of the foregoing shares of Common Stock under an Irrevocable Proxy and Stock Rights Agreement. See "-- Irrevocable Proxy and Stock Rights Agreement."

(6) Includes 25,000 shares of Common Stock that Kleyton L. Parkhurst has option rights to acquire, which vest upon completion of the Offering and which are immediately exercisable upon completion of the Offering and excludes 75,000 options to acquire Common Stock which are not vested and not immediately exercisable. See "Management -- Executive Compensation and Other Arrangements -- Compensation Arrangements and Employment Agreements."

IRREVOCABLE PROXY AND STOCK RIGHTS AGREEMENT

     Phillip G. Norton and J.A.P. Investments Group, L.P., Kevin M. Norton and Patrick J. Norton have entered into an agreement entitled "Irrevocable Proxy and Stock Rights Agreement" pursuant to the terms of which (i) each of J.A.P. Investments, L.P., Kevin M. Norton and Patrick J. Norton have granted Phillip G. Norton an irrevocable proxy to vote their shares of Common Stock, which proxy terminates only upon the death or mental incapacity of Phillip G. Norton or upon the sale or transfer to a third party of the shares of Common Stock and (ii) Kevin M. Norton or Patrick J. Norton have granted Phillip G. Norton a first right to buy their shares of Common Stock in the event they desire to sell or transfer any shares of Common Stock to a third party. The foregoing first right to buy is at 85% of the market value for a period of three years from the date of closing of the Offering and at 95% of the market value thereafter. Phillip G. Norton may assign his first right to buy to a third party, and if exercised, the terms of the Irrevocable Proxy and Stock Rights Agreement provide for a deferred purchase money note to finance the purchase. Any shares of Common Stock which Kevin M. Norton or Patrick J. Norton offers to Phillip G. Norton and which are subsequently sold or transferred to a third party after Phillip G. Norton's nonexercise of his first right to buy, will no longer be subject to the Irrevocable Proxy and Stock Rights Agreement.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company is qualified in its entirety by reference to applicable provisions of Delaware law and the Certificate of Incorporation and the Bylaws of the Company, which are exhibits to the Registration Statement on file with the Commission.

COMMON STOCK

     The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of Common Stock. Each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and in the event of dissolution, to share pro rata in any distribution of the Company's assets after payment or providing for the payments of the Company's liabilities. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of the stockholders. Holders of Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock and the shares of Common Stock issued pursuant to the Offering will be, when issued, fully paid and non-assessable.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors of the Company to issue up to 2,000,000 shares of $.01 par value preferred stock of the Company (the "Preferred Stock"), in one or more series, having such rights and preferences including, without limitation, voting rights, as the Board of Directors may determine, in its sole discretion. No consent of the holders of Common Stock is required to authorize the issuance of any class of Preferred Stock. The rights of the holders of the Preferred Stock may be senior to the holders of the Common Stock. The Board of Directors currently has no plans to issue any class of Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws could make more difficult the acquisition of the Company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors.

     There has been a recent trend towards the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of a company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have the purchaser or its nominees elected to the board in place of certain directors, or the entire board.

     The Board of Directors of the Company believes that an imminent threat of removal of the Company's management severely curtails its ability to negotiate effectively with such purchasers. Under such a threat, management is deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction which may ultimately be undertaken. Takeovers or changes in management of the Company which may be proposed and effected without prior consultation and negotiation with the Company's management would not be necessarily detrimental to the Company and its stockholders. However, the Board feels that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals.

     The provisions of the Certificate of Incorporation and Bylaws described herein would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's

Common Stock or the removal of the incumbent Board, and thus could have the effect of perpetuating the incumbent management. At the same time, the provisions would help ensure that the Board, if confronted by a surprise proposal from a third party who has recently acquired a block of the Company's voting stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the stockholders. These provisions are thus intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's management and Board of Directors. The provisions are permitted under Delaware law and are consistent with the rules of the Nasdaq National Market.

     These provisions are not in response to any efforts of which the Company is aware to accumulate the Company's voting stock or to obtain control of the Company. The Board of Directors does not presently contemplate recommending to the stockholders for their approval any further measures which would affect the ability of third parties to change control of the Company.

     The following discussion is a general summary of material provisions of the Company's Certificate of Incorporation and Bylaws, as currently in effect, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Certificate of Incorporation and Bylaws, as currently in effect, reference should be made in each case to the document in question, each of which is part of the Registration Statement filed with the Commission. See "Available Information."

     Directors. Certain provisions of the Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Company's Certificate of Incorporation provides that the Board of Directors of the Company are divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. This classification of the Board of Directors could make it more difficult for a third party to acquire control of the Company, because it would require more than one annual meeting of stockholders to elect a majority of the directors. The Company's Bylaws provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The number of directors constituting the Board will initially be five.

     Restrictions on Call of Special Meetings. The Bylaws provide that a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board, the President, or the Executive Vice President, and for the transaction of any proper business. Holders of Common Stock, in their capacity as stockholders, are not authorized to call a special meeting.

     Absence of Cumulative Voting. The Certificate of Incorporation does not provide for cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock. The Company is authorized to issue Preferred Stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and rights of such share, including voting rights and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock, and does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Company and its stockholders.

     Amendment to Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation requires the approval by a majority vote of the Company's Board of Directors and also by a majority vote of the outstanding shares of the Company's stock entitled to vote thereon.

     The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the outstanding shares of the Company's stock entitled to vote thereon.

     Delaware Anti-Takeover Statute. Generally, Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of the outstanding voting stock of a Delaware corporation, such as the Company) from engaging in a "business combination" with such corporation for three years following the date that the person became an interested stockholder. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the Company's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the Company (excluding shares held by the bidder). Section 203 could make it more difficult for a third party to acquire control of the Company. Section 203 does not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. The Company may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this Offering, the Company will have issued and outstanding 5,000,000 shares of Common Stock. Of these shares, the 1,000,000 shares sold in the Offering will be freely tradable without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 4,000,000 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if the sale transaction qualifies for an exemption from registration, such as that provided by Rule 144 under the Securities Act, which is summarized below. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     All officers, directors and current stockholders of the Company have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock, any options or warrants to acquire shares of Common Stock or any securities exercisable for or convertible into the Company's Common Stock owned by them or acquired in the Offering for a period of 360 days from the date of this Prospectus, without the prior written consent of the Underwriters. As a result of these contractual restrictions, shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by the Underwriters. All of the Restricted Shares will be available for sale in the public market 360 days after the date of this Prospectus, subject to the provisions of Rule 144.

     In general, unless an exemption applies, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock in the Nasdaq National Market during the four calendar weeks preceding the filing of the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may sell such shares without compliance with the foregoing requirements. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.

     Prior to the Offering, there has been no public market for the Common Stock of the Company and no predictions can be made as to the effect, if any, that future sales of shares of Common Stock will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

     Transfer Agent and Registrar. The transfer agent and registrar of the common stock is American Stock Transfer and Trust Company.

     Reports to Stockholders. The Company will furnish each stockholder with annual reports containing financial statements audited by independent accountants and quarterly reports for the first three quarters of each year containing unaudited financial statements.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") through their Representative, have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                 UNDERWRITER                                NUMBER OF SHARES
    ---------------------------------------------------------------------   ----------------
    Friedman, Billings, Ramsey & Co., Inc................................
                                                                            ----------------
              Total......................................................       1,000,000
                                                                            =============

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Common Stock offered hereby if any of such shares of Common Stock are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a concession not in excess of $
per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $          per share to certain other dealers. After
the Offering, the initial public offering price, concession, allowance and reallowance may be changed by the Representative.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 1,000,000 and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,000,000 shares of Common Stock are being offered.

     Prior to the Offering, there has been no public trading market for the Common Stock. The Common Stock has been approved for listing on the Nasdaq National Market; however, there can be no assurance that an active trading market for the Common Stock will develop after the Offering, or if developed, that such a market will be sustained. See "Risk Factors -- Absence of Prior Public Market for Stock."

     The initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representative. Among the factors considered in determining the initial public offering price were prevailing market conditions, revenue and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of certain publicly traded companies in comparable lines of business.

     The executive officers, directors and all current stockholders of the Company have agreed that they will not offer, sell, contract to sell, or grant an option to purchase, loan, pledge or otherwise dispose of any shares of the Common Stock, options or warrants to acquire shares of Common Stock or any securities exercisable for or convertible into Common Stock owned by them or acquired in the Offering, in the open market or otherwise, for a period of 360 days from the date of this Prospectus, without the prior written consent of the Underwriters. The Company has agreed not to offer, sell or issue any shares of Common Stock, options or warrants to acquire Common Stock or securities exercisable for or convertible into shares of Common Stock for a period of 360 days after the date of this Prospectus, without the prior written consent of the Underwriters, except that the Company may issue securities pursuant to the Company's stock option plans. See "Management -- Executive Compensation and Other Information".

     The Representative has informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has agreed to indemnify the Underwriters and controlling persons, if any, against certain losses, claims, damages or liabilities including liabilities under the Securities Act or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

     The Representative intends to make a market in the Common Stock on completion of the Offering, as permitted by applicable laws and regulations. The Representative, however, is not obligated to make a market in such shares, and any such market making may be discontinued at any time at the sole discretion of the Representative.

                                 LEGAL MATTERS

     The legality of the Common Stock being offered hereby has been passed upon for the Company by Hazel & Thomas, P.C., Falls Church, Virginia, counsel to the Company. Certain legal matters will be passed upon for the Underwriters by Alston & Bird, Washington, D.C., counsel to the Underwriters.

                                    EXPERTS

     The consolidated financial statements of the Company as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      MLC HOLDINGS, INC., AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors...................................................         F-2
Consolidated Balance Sheets as of March 31, 1995 and 1996, and June 30, 1996
  (unaudited) ...................................................................         F-3
Consolidated Statements of Earnings for the Years Ended March 31, 1994, 1995 and
  1996, and for the Quarters Ended June 30, 1995 and 1996 (unaudited)............         F-4
Consolidated Statements of Stockholder's Equity for the Years Ended March 31,
  1994, 1995 and 1996, and for the Quarter Ended June 30, 1996 (unaudited).......         F-5
Consolidated Statements of Cash Flows for the Years Ended March 31, 1994, 1995
  and 1996, and for the Quarters Ended June 30, 1995 and 1996 (unaudited)........         F-6
Notes to Consolidated Financial Statements.......................................         F-7

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders of
  MLC Holdings, Inc.
Reston, Virginia

We have audited the accompanying consolidated balance sheets of MLC Holdings, Inc. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MLC Holdings, Inc. and subsidiaries as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Washington, D.C.

September 1, 1996

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              AS OF MARCH 31,
                                                         --------------------------        AS OF
                                                            1995           1996        JUNE 30, 1996
                                                         -----------    -----------    -------------
                                                                                       (UNAUDITED)
                            ASSETS
Cash and cash equivalents.............................   $   253,475    $   357,881     $   445,981
Accounts receivable...................................     2,137,829      1,272,707       1,962,353
Notes receivable......................................        36,769         91,857       1,045,902
Employee advances.....................................        14,353         76,349          77,759
Inventories...........................................       137,765         86,280          67,267
Refundable income taxes...............................        48,946             --              --
Investment in direct financing and sales-type
  leases -- net.......................................    12,123,754     16,273,218      14,371,589
Investment in operating lease equipment -- net........     1,874,354     10,219,826       8,238,558
Property and equipment -- net.........................       152,235        280,468         265,599
Deferred taxes........................................       154,000             --              --
Other assets..........................................       548,192      1,177,629       1,046,412
                                                         -----------    -----------     -----------
TOTAL ASSETS..........................................   $17,481,672    $29,836,215     $27,521,420
                                                         ===========    ===========     ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
     Accounts payable -- equipment....................   $ 3,014,447    $ 4,972,979     $ 3,392,173
     Accounts payable -- trade........................       395,385        604,650         303,454
     Salaries and commissions payable.................       117,706         61,910         131,091
     Accrued expenses and other liabilities...........       388,222        935,315       1,271,825
     Income taxes payable.............................            --          6,332         218,808
     Recourse notes payable...........................     1,814,855      1,284,742       1,485,165
     Nonrecourse notes payable........................    10,161,758     18,351,579      16,563,997
     Loans from stockholders..........................       325,000        275,000         275,000
     Deferred taxes...................................            --        469,000         490,000
                                                         -----------    -----------     -----------
          Total liabilities...........................    16,217,373     26,961,507      24,131,513
COMMITMENTS AND CONTINGENCIES.........................            --             --              --
STOCKHOLDERS' EQUITY:
     Preferred stock, $.01 par value -- 2,000,000
       shares authorized; none issued or
       outstanding....................................            --             --              --
     Common stock, $.01 par value -- 10,000,000 shares
       authorized; 4,000,000 shares issued and
       outstanding....................................        40,000         40,000          40,000
     Additional paid-in capital.......................         9,592          9,592           9,592
     Retained earnings................................     1,214,707      2,825,116       3,340,315
                                                         -----------    -----------     -----------
          Total stockholders' equity..................     1,264,299      2,874,708       3,389,907
                                                         -----------    -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............   $17,481,672    $29,836,215     $27,521,420
                                                         ===========    ===========     ===========

                See notes to consolidated financial statements.

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                    YEAR ENDED MARCH 31,                QUARTER ENDED JUNE 30,
                                          -----------------------------------------    -------------------------
                                             1994           1995           1996           1995          1996
                                          -----------    -----------    -----------    ----------    -----------
                                                                                              (UNAUDITED)
REVENUES:
  Sales................................   $24,676,478    $36,897,774    $34,841,823    $2,090,708    $10,412,026
  Lease revenues.......................     1,577,008      2,967,450      5,900,349       968,074      1,791,458
  Net margin on sales-type leases......       380,446        276,688         85,590        75,174             --
  Fee and other income.................       979,451        676,737      1,972,439       640,630        692,468
                                          -----------    -----------    -----------    ----------    -----------
    Total revenues(1)..................    27,613,383     40,818,649     42,800,201     3,774,586     12,895,952
                                          -----------    -----------    -----------    ----------    -----------
COSTS AND EXPENSES:
  Cost of sales........................    23,154,569     34,353,344     31,202,228     1,453,788      9,894,315
  Direct lease costs...................       344,326        841,345      2,862,815       285,979        780,788
  Professional and other fees..........       595,028        632,369        687,276        49,069        127,785
  Salaries and benefits................     1,733,988      2,630,660      2,962,177       845,784        665,078
  General and administrative
    expenses...........................       994,312        759,063      1,017,934       191,472        258,549
  Interest and financing costs.........       411,392        990,313      1,576,362       308,118        370,238
                                          -----------    -----------    -----------    ----------    -----------
    Total costs and expenses(2)........    27,233,615     40,207,094     40,308,792     3,134,210     12,096,753
                                          -----------    -----------    -----------    ----------    -----------
EARNINGS BEFORE PROVISION FOR INCOME
  TAXES................................       379,768        611,555      2,491,409       640,376        799,199
PROVISION FOR INCOME TAXES.............        59,235        198,000        881,000       227,000        284,000
                                          -----------    -----------    -----------    ----------    -----------
NET EARNINGS...........................   $   320,533    $   413,555    $ 1,610,409    $  413,376    $   515,199
                                          ===========    ===========    ===========    ==========    ===========
NET EARNINGS PER COMMON SHARE..........   $      0.08    $      0.10    $      0.40    $     0.10    $      0.13
                                          ===========    ===========    ===========    ==========    ===========

- ---------------
(1) Includes amounts from related parties of $1,901,192 and $15,758,510 for the fiscal years ended March 31, 1995 and 1996 and $5,693,653 for the quarter ended June 30, 1996 (unaudited).

(2) Includes amounts to related parties of $1,619,830 and $14,881,141 for the fiscal years ended March 31, 1995 and 1996, and $5,668,742 for the quarter ended June 30, 1996 (unaudited).

                See notes to consolidated financial statements.

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               YEARS ENDED MARCH 31, 1994, 1995, AND 1996 AND THE
                    QUARTER ENDED JUNE 30, 1996 (UNAUDITED)

                                  PREFERRED STOCK             COMMON STOCK         ADDITIONAL
                               ----------------------    ----------------------     PAID-IN       RETAINED
                                SHARES      PER VALUE     SHARES      PAR VALUE     CAPITAL       EARNINGS       TOTAL
                               ---------    ---------    ---------    ---------    ----------    ----------    ----------
Balance, April 1, 1993......          --     $    --     4,000,000     $40,000       $9,592      $  480,619    $  530,211
    Net earnings............          --          --            --          --           --         320,533       320,533
                               ---------     -------     ---------     -------      -------      ----------    ----------
Balance, March 31, 1994.....          --          --     4,000,000      40,000        9,592         801,152       850,744
    Net earnings............          --          --            --          --           --         413,555       413,555
                               ---------     -------     ---------     -------      -------      ----------    ----------
Balance, March 31, 1995.....          --          --     4,000,000      40,000        9,592       1,214,707     1,264,229
    Net earnings............          --          --            --          --           --       1,610,409     1,610,409
                               ---------     -------     ---------     -------      -------      ----------    ----------
Balance, March 31, 1996.....          --          --     4,000,000      40,000        9,592       2,825,116     2,874,708
    Net earnings
       (unaudited)..........          --          --            --          --           --         515,199       515,199
                               ---------     -------     ---------     -------      -------      ----------    ----------
Balance, June 30, 1996
  (unaudited)...............          --     $    --     4,000,000     $40,000       $9,592      $3,340,315    $3,389,907
                               =========     =======     =========     =======      =======      ==========    ==========

                See notes to consolidated financial statements.

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED MARCH 31,                  QUARTER ENDED JUNE 30,
                                                  -------------------------------------------    --------------------------
                                                     1994            1995            1996           1995           1996
                                                  -----------    ------------    ------------    -----------    -----------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.................................   $   320,533    $    413,555    $  1,610,409    $   413,376    $   515,199
  Adjustments to reconcile net earnings to net
    cash provided by (used in) operating
    activities:
      Depreciation and amortization............       164,068         580,088       2,136,217        231,528        528,544
      (Gain)/loss on sale of operating lease
        equipment..............................      (108,017)        (48,235)       (323,422)           545         17,180
      Payments from lessees directly to
        lenders................................       (38,034)       (217,375)       (884,389)      (101,826)      (388,623)
      Loss on disposal of property and
        equipment..............................            --             974           4,489             --             --
      Deferred taxes...........................      (180,000)         26,000         623,000             --         21,000
      Changes in:
        Accounts receivable....................      (499,122)     (1,173,898)        865,122      1,051,148       (689,646)
        Notes receivable.......................       (53,417)         50,150         (55,088)        34,611       (954,045)
        Employee advances......................       (23,275)         18,922         (61,996)        (6,819)        (1,410)
        Inventories............................       225,346          93,140          51,485       (393,967)        19,013
        Refundable income taxes................       (13,204)        (35,742)             --         48,946             --
        Other assets...........................      (135,413)        (50,335)       (299,866)      (365,797)        38,284
        Accounts payable -- equipment..........    (1,015,293)      1,922,938       1,958,532     (1,589,146)    (1,580,806)
        Accounts payable -- trade..............       353,153         (71,001)        209,265        567,266       (301,196)
        Salaries and commissions payable.......         8,753         (12,845)        (55,796)        82,340         69,181
        Accrued expenses and other
          liabilities..........................        56,454         198,766         547,093        190,611        336,510
        Income taxes payable...................       (57,810)             --          55,278        131,380        212,476
                                                  -----------    ------------    ------------    -----------    -----------
          Net cash provided by (used in)
            operating activities...............      (995,278)      1,695,102       6,380,333        294,196     (2,158,339)
                                                  -----------    ------------    ------------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of operating lease
    equipment..................................     4,062,511          73,072       1,383,677         13,173        850,099
  Purchase of operating lease equipment........    (2,149,299)     (2,268,792)    (13,919,193)      (957,744)    (3,653,553)
  Increase in investment in direct financing
    and sales-type leases......................    (5,118,266)     (9,766,564)    (17,169,201)    (1,047,711)        27,844
  Proceeds from sale of property and
    equipment..................................            --           1,588           9,049             --             --
  Purchases of property and equipment..........      (114,843)        (43,451)       (207,150)       (21,219)        (6,240)
  Decrease (increase) in other assets..........      (158,808)       (164,020)       (329,571)       (21,526)        92,934
                                                  -----------    ------------    ------------    -----------    -----------
          Net cash used in investing
            activities.........................    (3,478,705)    (12,168,167)    (30,232,389)    (2,035,027)    (2,688,916)
                                                  -----------    ------------    ------------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings:
    Nonrecourse................................     3,675,084      10,217,530      25,678,168      2,369,762      5,051,925
    Recourse...................................            --         184,359          67,103             --             --
  Repayments:
    Nonrecourse................................            --        (348,373)     (1,144,023)      (131,816)      (316,991)
    Recourse...................................            --         (44,972)        (62,688)       (17,525)       (16,541)
  Proceeds of loans from stockholders..........            --          75,000              --             --             --
  Repayments of notes payable..................       (90,000)             --              --             --             --
  Repayments of loans from stockholder.........            --              --         (50,000)            --             --
  Proceeds (repayments) from lines of credit...     1,711,000        (285,532)       (532,098)      (378,270)       216,962
                                                  -----------    ------------    ------------    -----------    -----------
          Net cash provided by financing
            activities.........................     5,296,084       9,798,012      23,956,462      1,842,151      4,935,355
                                                  -----------    ------------    ------------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................       822,101        (675,053)        104,606        101,320         88,100

CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.......................................       106,427         928,528         253,475        253,475        357,881
                                                  -----------    ------------    ------------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......   $   928,528    $    253,475    $    357,881    $   354,795    $   445,981
                                                  ===========    ============    ============    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid................................   $    77,931    $    161,667    $    183,220    $    58,614    $    46,242
                                                  ===========    ============    ============    ===========    ===========
  Income taxes paid............................   $   310,249    $    219,573    $    202,864    $     4,466    $    50,523
                                                  ===========    ============    ============    ===========    ===========

                See notes to consolidated financial statements.

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED MARCH 31, 1996, 1995, AND 1994 AND
             THE QUARTERS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- Effective September 1, 1996, MLC Holdings, Inc., (incorporated August 27, 1996), became the holding company for MLC Group, Inc., and MLC Capital, Inc. (MLC Holdings, Inc. together with its subsidiaries collectively, "MLC" or "the Company"). The accompanying consolidated financial statements include the accounts of the wholly-owned subsidiary companies at historical amounts as if the combination had occurred on March 31, 1993, in a manner similar to a pooling of interests. MLC was formed on November 8, 1990, and is a dealer of information technology equipment, and a finance and leasing company serving federal, state, and local governments, as well as commercial customers. The Company specializes in financing information technology, equipment, software, and services. MLC also maintains an active presence in the secondary market for computer hardware.

     All significant intercompany balances and transactions have been eliminated.

     Revenue Recognition -- MLC sells information technology equipment to its customers and recognizes revenue from equipment sales at the time equipment is accepted by the customer. MLC is the lessor in a number of its transactions and these are accounted for in accordance with Financial Accounting Standards No. 13, "Accounting for Leases." Each lease is classified as either a direct financing lease, sales-type lease, or operating lease, as appropriate. Under the direct financing and sales-type lease methods, MLC records the net investment in leases, which consists of the sum of the minimum lease payments, initial direct costs, and unguaranteed residual value (gross investment) less the unearned income. The difference between the gross investment and the cost of the leased equipment for direct finance leases is recorded as unearned income at the inception of the lease. The unearned income is amortized over the life of the lease using the interest method. Under sales-type leases the difference between the fair value and cost of the leased property (net margins) is recorded as revenue at the inception of the lease.

     Lease revenues consist of rentals due under operating leases and amortization of unearned income on direct financing and sales-type leases. Equipment under operating leases is recorded at cost and depreciated on a straight-line basis over the lease term to the Company's estimate of residual value.

     The Company assigns all rights, title, and interests in a number of its leases to third party financial institutions without recourse. These assignments are accounted for as sales since MLC has completed its obligations at the assignment date and the Company retains no ownership interest in the equipment under lease.

     Cash and Cash Equivalents -- Cash and cash equivalents include short-term repurchase agreements with an original maturity of three months or less.

     Inventories -- Inventories are stated at the lower of cost (specific identification basis) or market.

     Property and Equipment -- Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years.

     Income Taxes -- Deferred income taxes are provided for in accordance with Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred income tax liabilities and assets are based on the difference between financial statement and tax bases of assets and liabilities, using tax rates currently in effect.

     Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements -- The Financial Accounting Standards Boards issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995, and SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. These standards will be effective for the Company beginning in fiscal year 1997 and are not expected to have a significant impact on the Company's financial statements.

     Interim Financial Statements (Unaudited) -- In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting on of various normal accruals) necessary to present fairly the Company's financial position, results of earnings and cash flows. The results of earnings for the quarter ended June 30, 1996 are not necessarily indicative of the results of earnings to be expected for the full year.

     Reclassifications -- Certain items have been reclassified in the March 31, 1994 and 1995 financial statements to conform to the March 31, 1996 presentation.

2.  INVESTMENT IN DIRECT FINANCING AND SALES-TYPE LEASES

     The Company's investment in direct financing and sales-type leases consists of the following components:

                                                          AS OF MARCH 31,             AS OF
                                                     --------------------------     JUNE 30,
                                                        1995           1996           1996
                                                     -----------    -----------    -----------
                                                                                   (UNAUDITED)
    Minimum lease payments........................   $13,674,866    $18,212,328    $15,972,246
    Estimated unguaranteed residual value.........       154,710        347,811        317,846
    Initial direct costs, net of amortization of
      $217,476 and $590,058, at March 31, 1995 and
      1996, and $806,268 (unaudited) at June 30,
      1996........................................       203,397      1,538,756      1,545,561
    Less: Unearned lease income...................    (1,909,219)    (3,825,677)    (3,464,064)
                                                     -----------    -----------    -----------
    Investment in direct financing and sales-type
      leases -- net...............................   $12,123,754    $16,273,218    $14,371,589
                                                     ===========    ===========    ===========

     Future scheduled minimum lease rental payments, as of March 31, 1996, are as follows:

                            YEAR ENDING MARCH 31,
        -------------------------------------------------------------
               1997..................................................     $ 6,953,688
               1998..................................................       5,055,287
               1999..................................................       3,394,892
               2000..................................................       1,785,775
               2001 and thereafter...................................       1,022,686
                                                                          -----------
                    Total............................................     $18,212,328
                                                                          ===========

     The Company's net investment in direct financing and sales-type leases is collateral for nonrecourse and recourse equipment notes (see Note 6).

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

3.  SALES-TYPE LEASES

     The detail for the sales-type leases consists of the following:

                                          YEAR ENDED MARCH 31,               QUARTER ENDED JUNE 30,
                                 ---------------------------------------    ------------------------
                                    1994           1995          1996         1995          1996
                                 -----------    -----------    ---------    ---------    -----------
                                                                                  (UNAUDITED)
    Gross minimum lease
      payments................   $ 3,550,942    $ 3,451,993    $ 559,256    $ 440,600      $    --
    Estimated unguaranteed
      residual value..........            --          3,296           --           --           --
    Gross cost of sales.......    (2,598,056)    (2,628,983)    (375,287)    (292,515)
    Unearned lease income.....      (572,440)      (549,618)     (98,379)     (72,911)          --
                                 -----------    -----------    ---------    ---------      -------
    Net margin................   $   380,446    $   276,688    $  85,590    $  75,174      $    --
                                 ===========    ===========    =========    =========      =======

4.  INVESTMENT IN OPERATING LEASE EQUIPMENT

     Investment in operating leases represents primarily equipment leased for two to three years. The components of the net investment in operating lease equipment, are as follows:

                                                       AS OF MARCH 31,            AS OF
                                                  -------------------------     JUNE 30,
                                                     1995          1996           1996
                                                  ----------    -----------    -----------
                                                                               (UNAUDITED)
        Cost of equipment under operating
          lease................................   $2,398,725    $11,411,105    $ 9,000,073
        Initial direct costs...................        7,019         54,217        524,427
        Accumulated depreciation and
          amortization.........................     (531,390)    (1,245,496)    (1,285,942)
                                                  ----------    -----------    -----------
             Investment in operating
               leases -- net...................   $1,874,354    $10,219,826    $ 8,238,558
                                                  ==========    ===========    ===========

5.  PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                                                     AS OF MARCH 31,
                                                                  ---------------------
                                                                    1995        1996
                                                                  --------    ---------
        Furniture and equipment................................   $182,192    $ 241,859
        Capitalized software...................................     35,399      158,666
        Leasehold improvements.................................     14,613       14,613
                                                                  --------    ---------
                                                                   232,204      415,138
        Accumulated depreciation...............................    (79,969)    (134,670)
                                                                  --------    ---------
                                                                  $152,235    $ 280,468
                                                                  ========    =========

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

6.  RECOURSE AND NONRECOURSE NOTES PAYABLE

                                                          AS OF MARCH 31,             AS OF
                                                     --------------------------     JUNE 30,
                                                        1995           1996           1996
                                                     -----------    -----------    -----------
                                                                                   (UNAUDITED)

    Revolving line of credit with a maximum
      balance of $250,000, bearing interest at the
      prime rate (8.25% at March 31, 1996) plus
      1.5% payable on demand, secured by equipment
      purchases...................................   $   175,000    $   175,000    $        --
    Revolving line of credit with a maximum
      balance of $2,000,000, bearing interest at
      the prime rate (8.25% at March 31, 1996)
      plus 1%, and personally guaranteed by an
      employee/stockholder........................       983,778        592,000      1,350,000
    Revolving line of credit with a maximum
      balance of $5,000,000, bearing interest at
      the LIBOR rate (5.5% at March 31, 1996) plus
      2.75%, secured by the Company's assets and
      personal guarantees from
      employees/stockholders......................            --        360,000             --
    Revolving line of credit with a maximum
      balance of $3,000,000, bearing interest at
      the prime rate plus 1.5%....................       479,446             --             --
    Recourse equipment notes with varying interest
      rates ranging from 7.5% to 8.53%, and 8.17%
      to 8.53%, respectively, secured by related
      investments in leases.......................       139,387        141,373        124,831
    Noncollateralized recourse note bearing
      interest at 8.05%...........................        37,244         16,369         10,334
                                                     -----------    -----------    -----------
                                                     $ 1,814,855    $ 1,284,742    $ 1,485,165
                                                      ==========     ==========     ==========
    Nonrecourse equipment notes with varying
      interest rates ranging from 6.25% to 14.39%,
      and 5.85% to 14.39%, secured by related
      investments in leases.......................   $10,161,758    $18,351,579    $16,563,997
                                                      ==========     ==========     ==========

     Principal and interest payments on the recourse and nonrecourse notes payable are generally due monthly in amounts that are approximately equal to the total payments due from the lessee under the leases that collateralize the notes payable. Under recourse financing, in the event of a default by a lessee, the lender has recourse against the lessee, the equipment servicing as collateral, and the borrower. Under nonrecourse financing, in the event of a default by a lessee, the lender generally only has recourse against the lessee, and the equipment serving as collateral, but not against the borrower.

     Borrowings under the $2,000,000 and $5,000,000 lines of credit above contain covenants regarding maximum recourse debt to worth ratio, minimum consolidated tangible net worth, fixed charge coverage ratio and prohibit the payment of dividends.

     Unaudited -- The lender of the $175,000 payable shown above was in receivership by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC sold the note to a third party and during the quarter ended June 30, 1996, the Company negotiated to settle the amount due of $175,000 plus accrued interest of $69,000 for $169,000. The gain of $75,000 is included in fee and other income in the accompanying consolidated statement of earnings for the quarter ended June 30, 1996.

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

6.  RECOURSE AND NONRECOURSE NOTES PAYABLE -- (CONTINUED)

     Recourse and nonrecourse notes payable, as of March 31, 1996, mature as follows:

                                                               NONRECOURSE       RECOURSE
                                                              NOTES PAYABLE    NOTES PAYABLE
                                                              -------------    -------------
        1997...............................................    $  7,024,397     $ 1,209,704
        1998...............................................       5,900,895          33,889
        1999...............................................       3,594,811          14,983
        2000...............................................       1,296,557          16,160
        2001...............................................         534,919          10,006
                                                               ------------     -----------
                                                               $ 18,351,579     $ 1,284,742
                                                               ============     ===========

7.  RELATED PARTY TRANSACTIONS

     Loans From Stockholders/Officers:

                                                                     AS OF MARCH 31,
                                                                   --------------------
                                                                     1995        1996
                                                                   --------    --------
        Note payable to stockholder bearing interest at 10%,
          maturing March 1, 1998................................   $175,000    $175,000

        Note payable to stockholder bearing interest at 10%,
          maturing March 1, 1998................................   $150,000    $100,000
                                                                   --------    --------
                                                                   $325,000    $275,000
                                                                   ========    ========

     Other:

          MLC provided advances to employees/stockholders aggregating a total of $49,275, $61,583, and $139,500, for the years ended March 31, 1994, 1995, and 1996, respectively. Such balances are to be repaid, plus interest, from commissions earned by the employees/stockholders on successful sales or financing arrangements obtained on behalf of the Company. Repayments on these advances have been made as follows:

             - Advances of $26,000, $80,505, and $82,612 were repaid for the years ended March 31, 1994, 1995, and 1996, respectively. No interest was charged on these advances.

             - During the year ended March 31, 1996, an employee/stockholder repaid the entire amount due the Company under a promissory note with a maximum amount of $40,000 (loaned in 1994) bearing interest at a rate of 8%. In addition, the Company loaned a stockholder $54,000 pursuant to a promissory note bearing interest at a rate of 8%. Under the terms of the note interest and principal of $1,608 and $8,392, respectively, were paid to the Company during the year ended March 31, 1996.

             During the years ended March 31, 1995 and 1996, MLC sold leased equipment to a company in which an employee/stockholder has a 45% ownership interest. Revenue recognized from the sale was $1,855,010 and $1,300,448 respectively, and the basis of the equipment sold was $1,619,830 and $1,271,729 respectively. At March 31, 1996, accrued expenses and other liabilities include $26,575 due to the related company, notes receivable include $17,511 due from the company and other assets include $73,421 which represents MLC's investment in lease deals with the company.

             During the year ended March 31, 1996, MLC paid a stockholder $120,000 in exchange for the pledge of personal assets made to secure one of the Company's revolving line-of-credit agreements.

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

7.  RELATED PARTY TRANSACTIONS -- (CONTINUED)

             During the year ended March 31, 1994, the Company sold its 49% interest in MLC Federal. Subsequent to the sale, accounts receivable of $281,709 from MLC Federal were determined to be uncollectible. The related bad debt expense is included in general and administrative expenses in the accompanying statement of earnings for the year ended March 31, 1994.

             During the year ended March 31, 1996, the Company sold leased equipment to MLC/GATX Limited Partnership I (the "Partnership"), which amounted to 31% of the Company's revenues. The Company has a 9.5% limited partnership interest in the Partnership and owns a 50% interest in the corporation that owns a 1% general partnership interest in the Partnership. Revenue recognized from the sales was $13,079,433, and the basis of the equipment sold was $12,273,527. Other assets include $188,073 due from and $209,961 due to the Partnership for the years ended March 31, 1995 and 1996, respectively. The Company's investment balance in the Partnership, accounted for using the cost method, included in other assets is $197,572 and $380,757 at March 31, 1995 and 1996, respectively. In addition, the Company received $2,711, $46,182, and $122,111 for the years ended March 31, 1994, 1995, and 1996, respectively, for accounting and administrative services provided to the Partnership.

             During the year ended March 31, 1996, the Company sold leased equipment to MLC/CLC LLC, in which the Company has a 5% ownership interest. Revenue recognized from the sales was $1,256,518, and the basis of the equipment sold was $1,335,885. Other assets includes an investment of $14,254 accounted for using the cost method.

8.  COMMITMENTS AND CONTINGENCIES

     MLC leases office space and a telephone system for the conduct of its business. As of March 31, 1996, the future minimum lease payments are due as follows:

                              YEAR ENDING MARCH 31,
        ------------------------------------------------------------------
               1997.......................................................   $ 99,065
               1998.......................................................     89,454
               1999.......................................................     45,056
                                                                             --------
                                                                             $233,575
                                                                             ========

     As of March 31, 1996, the Company has guaranteed $172,565 of the residual value for equipment owned by another entity.

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

9.  INCOME TAXES

     A reconciliation of income tax computed at the statutory Federal rate to the provision for income tax included in the consolidated statements of earnings is as follows:

                                                      YEAR ENDED MARCH 31,
                                                --------------------------------    QUARTER ENDED
                                                  1994        1995        1996      JUNE 30, 1996
                                                --------    --------    --------    -------------
                                                                                     (UNAUDITED)

    Statutory Federal income tax rate........        34%         34%         34%            34%
                                                =========   ========    ========       ========
    Income tax expense computed at the
      statutory Federal rate.................   $129,121    $207,929    $847,079      $ 272,000
    State income tax expense (benefit), net
      of Federal tax expense.................      3,797       6,115      24,643         32,000
    Nontaxable interest income...............    (73,683)    (95,000)    (79,342)       (30,000)
    Nondeductible expenses...................         --      78,956      88,620         10,000
                                                ---------   --------    --------       --------
    Provision for income taxes...............   $ 59,235    $198,000    $881,000      $ 284,000
                                                =========   ========    ========       ========
    Effective tax rate.......................      15.6%       32.4%       35.4%          35.5%
                                                =========   ========    ========       ========

     The components of the provision for income taxes are as follows:

                                                 YEAR ENDED MARCH 31,
                                           ---------------------------------    QUARTER ENDED
                                             1994         1995        1996      JUNE 30, 1996
                                           ---------    --------    --------    -------------
                                                                                 (UNAUDITED)

        Current:
             Federal....................   $ 198,766    $154,000    $231,000      $ 201,000
             State......................      40,469      18,000      27,000         62,000
                                           ---------    --------    --------    -------------
                                             239,235     172,000     258,000        263,000
                                           ---------    --------    --------    -------------
        Deferred:
             Federal....................    (170,000)     17,000     557,000         15,000
             State......................     (10,000)      9,000      66,000          6,000
                                           ---------    --------    --------    -------------
                                            (180,000)     26,000     623,000         21,000
                                           ---------    --------    --------    -------------
                                           $  59,235    $198,000    $881,000      $ 284,000
                                           =========    ========    ========     ==========

     The components of the deferred tax expense (benefit) resulting from net temporary differences are as follows:

                                                             YEAR ENDED MARCH 31,
                                                      -----------------------------------
                                                        1994         1995         1996
                                                      ---------    ---------    ---------
        Alternative minimum tax....................   $(229,000)   $ 158,000    $ 200,000
        Lease revenue recognition..................      49,000     (132,000)    (823,000)
                                                      ----------     -------     --------
             Total.................................   $(180,000)   $  26,000    $ 623,000
                                                      ==========     =======     ========

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

9.  INCOME TAXES -- (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of items comprising the Company's deferred taxes consist of the following:

                                                             YEAR ENDED MARCH 31,
                                                     ------------------------------------
                                                       1994        1995          1996
                                                     --------    ---------    -----------
        Alternative minimum tax...................   $230,000    $ 388,000    $   619,000
        Lease revenue recognition.................    (50,000)    (234,000)    (1,088,000)
                                                     --------    ---------    -----------
        Net deferred asset (liability)............   $180,000    $ 154,000    $  (469,000)
                                                     ========    =========    ===========

10.  NONCASH INVESTING AND FINANCING ACTIVITIES

     The Company recognized a reduction in recourse and nonrecourse notes payable (Note 6) associated with its deferred finance and operating lease activities from payments made directly by customers to the third-party lenders amounting to $1,608,023, $6,150,983, and $4,796,306 for the years ended March 31, 1994, 1995, and 1996, respectively. In addition, the Company realized a reduction in recourse and nonrecourse notes payable from the sale of the associated assets and liabilities amounting to $819,518, $1,855,010, and $11,550,446, for the years ended March 31, 1994, 1995, and 1996, respectively.

     During the year ended March 31, 1994, the assets and liabilities of another leasing company were acquired for nominal consideration. This transaction led to an increase in net investment in direct financing and sales type leases, and in nonrecourse debt of approximately $4.8 million.

11.  PROFIT SHARING PLAN

     The Company provides its employees with a contributory 401(k) profit sharing plan which was adopted during the year ended March 31, 1995. All employees age 21 and older become eligible to participate in the plan as of the first day of the month after which a minimum of 20 hours of service per week, during a consecutive six-month period has been completed. Full vesting occurs after the fourth consecutive year of plan participation. Employer contribution percentages are to be determined by the Company and are discretionary each year.

     The Company's expense for the plan was $3,925, and $46,307, for the years ended March 31, 1995 and 1996, respectively.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of the Company's financial instruments is in accordance with the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The valuation methods used by the Company are set forth below.

     The accuracy and usefulness of the fair value information disclosed herein is limited by the following factors:

          - These estimates are subjective in nature and involved uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          - These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial asset.

                      MLC HOLDINGS, INC. AND SUBSIDIARIES

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

          - SFAS No. 107 excludes from its disclosure requirements lease contracts and various significant assets and liabilities that are not considered to be financial instruments.

     Because of these and other limitations, the aggregate fair value amounts presented in the following table do not represent the underlying value of the Company.

     The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                            AS OF MARCH 31, 1996          AS OF JUNE 30, 1996
                                         --------------------------    --------------------------
                                          CARRYING         FAIR         CARRYING         FAIR
                                           AMOUNT          VALUE         AMOUNT          VALUE
                                         -----------    -----------    -----------    -----------
                                                                              (UNAUDITED)
    ASSETS:
         Cash.........................   $   357,881    $   357,881    $   445,981    $   445,981
    LIABILITIES:
         Nonrecourse notes payable....   $18,351,579    $18,406,230    $16,563,997    $16,592,093
         Recourse notes payable.......     1,284,742      1,286,120    $ 1,485,165    $ 1,485,803

     The following methods and assumptions were used by the Company in computing the estimated fair value in the above table:

          Cash -- The carrying amounts of these financial instruments approximated their fair value.

          Recourse and Nonrecourse Notes Payable -- The fair value of recourse and nonrecourse debt is based on the borrowing rates currently available to the Company for debt with similar terms and average maturities.

13.  SUBSEQUENT EVENT

     During July 1996, the Company entered into a Credit Agreement with NationsBanc Leasing Corporation, (NationsBanc) an affiliate of NationsBank, N.A. Under the terms of the Agreement, NationsBanc may lend up to $2,000,000 in various notes of terms of up to sixty months. The facility, but not transactions financed thereunder, expires January 31, 1997. Borrowings under the facility bear interest on a fixed or floating basis at the Company's option.

                                  * * * * * *

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------
                               TABLE OF CONTENTS
                          ---------------------------

                                        PAGE
                                        ----
Available Information.................    2
Prospectus Summary....................    3
Risk Factors..........................    8
The Company...........................   18
Use of Proceeds.......................   18
Dividend Policy.......................   19
Capitalization........................   20
Dilution..............................   21
Selected Consolidated Financial
  Data................................   22
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition.................   24
Business..............................   29
Management............................   37
Certain Transactions..................   44
Principal Stockholders................   47
Description of Capital Stock..........   49
Underwriting..........................   53
Legal Matters.........................   54
Experts...............................   54
Index to Consolidated Financial
  Statements..........................  F-1

UNTIL                     , 1996 (25 DAYS
AFTER THE DATE OF THE PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTION.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                1,000,000 SHARES

                               MLC HOLDINGS, INC.

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.
                                               , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.

        SEC registration fee..............................................   $  3,569
        NASD filing fee...................................................   $  1,535
        Nasdaq listing fee................................................   $ 30,000
        Transfer Agent fees and expenses..................................   $  2,500
        Printing and engraving expenses...................................   $100,000
        Legal fees and expenses...........................................   $250,000
        Blue Sky fees and expenses........................................   $ 15,000
        Accounting fees and expenses......................................   $125,000
        Directors and Officers insurance premiums.........................   $100,000
        Miscellaneous.....................................................   $ 50,000
                                                                             --------
                  Total...................................................   $677,604
                                                                             ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Ninth of the Certificate of Incorporation of the Registrant provides:

          "No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware General Corporation Law (and in the case of any amendment thereto, to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise including service with respect to an employee benefit plan. The Corporation may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware General Corporation Law, the indemnification provided herein may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware General Corporation Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation's Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Tenth as they apply to the indemnification and advancement of expenses of directors and officers of the Corporation."

     Section 145 of the Delaware General Corporation Law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

          "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final deposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 12 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant did not sell any securities which were not registered under the Securities Act during the three year period ended June 30, 1996.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits:

EXHIBIT
NUMBER                                        DESCRIPTION
- ------     ----------------------------------------------------------------------------------
  1.1      Form of Underwriting Agreement
  3.1      Certificate of Incorporation of Registrant, as currently in effect
  3.2      Bylaws of Registrant
  4.1      Specimen Certificate of Common Stock of the Company
  5.1      Opinion of Hazel & Thomas, P.C. regarding legality
 10.1      1996 Stock Incentive Plan
 10.2      1996 Outside Director Stock Option Plan
 10.3      1996 Nonqualified Stock Option Plan
 10.4      1996 Incentive Stock Option Plan
 10.5      Form of Indemnification Agreement entered into between Registrant and its directors and officers
 10.6      Lease dated July 14, 1993 for principal executive office located in Reston,
             Virginia, together with amendment thereto dated March 18, 1996
 10.7      Form of Employment Agreement between the Registrant and Phillip G. Norton
 10.8      Form of Employment Agreement between the Registrant and Bruce M. Bowen
 10.9      Form of Employment Agreement between the Registrant and William J. Slaton
 10.10     Form of Employment Agreement between the Registrant and Kleyton L. Parkhurst
 10.11     Form of Irrevocable Proxy and Stock Rights Agreement
 10.12     Commitment and Loan Agreement by and between the Company and NationsBank, N.A.
 10.13     Credit Agreement by and between the Company and First Union Bank of Virginia
 10.14     First Amended and Restated Business Loan and Security Agreement by and between the
             Company and NationsBanc Leasing Corporation
 21.1      Subsidiaries of the Company
 23.1      Consent of Deloitte & Touche LLP, independent auditors
 23.2      Consent of Hazel & Thomas, P.C. (included in Exhibit 5.1)
 24.1      Power of Attorney (see Page II-5)
 27.1      Financial Data Schedule
 99.1      Consent of Jonathan J. Ledecky (future director)
 99.2      Consent of Terrence O'Donnell (future director)
 99.3      Consent of Carl J. Rickersten (future director)

     b. Financial Statement Schedules.

     All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the Consolidated Financial Statements and Notes thereto of the Company.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the Closing, as specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder authorized, in the County of Fairfax, Commonwealth of Virginia, on this 10th day of September, 1996.

                                          MLC HOLDINGS, INC.

                                          By:   /s/  PHILLIP G. NORTON
                                              ------------------------------
                                                Phillip G. Norton, Chairman

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Phillip G. Norton and Bruce M. Bowen, and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post effective amendment thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                              CAPACITY                     DATE
- ------------------------------------------   -----------------------------   -------------------
          /s/  PHILLIP G. NORTON             Chairman of the Board, Chief     September 10, 1996
- ------------------------------------------       Executive Officer and
            Phillip G. Norton                          President
                                             (Principal Executive Officer)

           /s/  BRUCE M. BOWEN                 Director, Chief Financial      September 10, 1996
- ------------------------------------------    Officer and Executive Vice
              Bruce M. Bowen                           President
                                             (Principal Financial Officer)

         /s/  BARBARA J. SIMMONDS                     Controller              September 10, 1996
- ------------------------------------------   (Vice President and Principal
           Barbara J. Simmonds                    Accounting Officer)

                                 EXHIBIT INDEX

                                                                                       SEQUENTIAL
EXHIBIT                                                                                   PAGE
NUMBER                                    DESCRIPTION                                    NUMBER
- ------     -------------------------------------------------------------------------   ----------
  1.1      Form of Underwriting Agreement...........................................
  3.1      Certificate of Incorporation of Registrant, as currently in effect.......
  3.2      Bylaws of Registrant.....................................................
  4.1      Specimen Certificate of Common Stock of the Company......................
  5.1      Opinion of Hazel & Thomas, P.C. regarding legality.......................
 10.1      1996 Stock Incentive Plan................................................
 10.2      1996 Outside Director Stock Option Plan..................................
 10.3      1996 Nonqualified Stock Option Plan......................................
 10.4      1996 Incentive Stock Option Plan.........................................
 10.5      Form of Indemnification Agreement entered into between Registrant and its directors and officers.................................................
 10.6      Lease dated July 14, 1993 for principal executive office located in
             Reston, Virginia, together with amendment thereto dated March 18,
             1996...................................................................
 10.7      Form of Employment Agreement between the Registrant and Phillip G.
             Norton.................................................................
 10.8      Form of Employment Agreement between the Registrant and Bruce M. Bowen...
 10.9      Form of Employment Agreement between the Registrant and William J.
             Slaton.................................................................
 10.10     Form of Employment Agreement between the Registrant and Kleyton L.
             Parkhurst..............................................................
 10.11     Form of Irrevocable Proxy and Stock Rights Agreement.....................
 10.12     Commitment and Loan Agreement by and between the Company and NationsBank,
             N.A. ..................................................................
 10.13     Credit Agreement by and between the Company and First Union Bank of
             Virginia...............................................................
 10.14     First Amended and Restated Business Loan and Security Agreement by and
             between the Company and NationsBanc Leasing Corporation................
 21.1      Subsidiaries of the Company..............................................
 23.1      Consent of Deloitte & Touche LLP, independent auditors...................
 23.2      Consent of Hazel & Thomas, P.C. (included in Exhibit 5.1)................
 24.1      Power of Attorney (see Page II-5)........................................
 27.1      Financial Data Schedule..................................................
 99.1      Consent of Jonathan J. Ledecky (future director).........................
 99.2      Consent of Terrence O'Donnell (future director)..........................
 99.3      Consent of Carl J. Rickersten (future director)..........................